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TABLE OF CONTENTS
FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 26, 2004.

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXCESS INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	85-0294536 (I.R.S. Employer Identification Number)
3208 Commander Drive Carrollton, Texas 75006 (Address and telephone number of principal executive offices)

Allan Griebenow
3208 Commander Drive
Carrollton, Texas 75006
(972) 407-6080
(Address of principal place of business or intended principal place of business)
(Name, address and telephone number of agent for service)

Copies to: Craig G. Ongley Vial, Hamilton, Koch & Knox, LLP 1700 Pacific Avenue, Suite 2800 Dallas, Texas 75201

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend interest reinvestment plans, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Voting common stock, par value $.01 per share (Selling Stockholders)	4,283,656	$2.55	$10,923,323	$1,383.98

Voting common stock, par value $.01 per share (Stockholder Warrants)	8,599,309	$2.17	$18,660,501	$2,364.28

Total:	12,882,965		$29,583,824	$3,748.27

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"). The Warrant offering price is estimated as the total exercise price of all Warrants (assuming 100% exercise) divided by the number of Warrants

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

AXCESS INTERNATIONAL, INC.

12,882,965 SHARES

COMMON STOCK

        Axcess International, Inc. is selling no shares of common stock and the selling stockholders identified in this prospectus are selling 4,283,656 shares. We will receive the proceeds from the exercise of the warrants and will issue 8,599,309 shares in exchange. The warrants may or may not be exercised.

        Our common stock is listed on the Over the Counter Bulletin Board under the symbol "AXSI.OB." The last reported bid price on May 25, 2004, was $2.31 per share and the last reported asking price was $2.55 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE RISK FACTORS BEGINNING ON PAGE 2.

Common Stock (Selling Stockholders)	Per Share	Total
Public Offering Price	$2.55	$10,923,323
Proceeds, before expenses, to Axcess International	$-0-	$-0-
Proceeds, before expenses, to the Selling Stockholders	$2.55	$10,923,323
Warrants (Selling Stockholders)	Per Share	Total
Public Offering Price	$2.17	$18,660,501
Proceeds, before expenses, to Axcess International	$2.17	$18,660,501
Proceeds, before expenses, to the Selling Stockholders	$-0-	$-0-

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 26, 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

OUR COMPANY

        Axcess International, Inc. ("Axcess" or "Company") designs, develops and provides advanced electronic security surveillance products. Our products use two patented technologies, developed and owned by us: (1) wireless tagging and (2) network based intelligent digital video.

        Our wireless tagging products are marketed under our trademark, ActiveTag™, and are designed to provide electronic tagging of people and property, as well as controlled high speed personnel and vehicle access in, out and around secure facilities. Examples of our ActiveTag™ products would include: tags placed on laptop computers to prevent removal from a facility or even a "secure" area within a facility; employees having tags which would admit them to some areas of a manufacturing plant, but not others; and vehicle tags which permit a vehicle to automatically go through a high speed security gate at a military base or other limited access or secure facility.

        Our network based intelligent video products are marketed under our trademark PrismVideo™ and are used to provide security video recording and remote surveillance. Our technology allows our video products to detect movement and alert proper authorities of unauthorized access, either on site or remotely, including notification through home computer, laptop or wireless personal digital assistant ("PDA.")

        We originally attempted to sell our products directly to potential customers needing security solutions, including manufacturers, drug companies, military bases or any other secure facility needing to monitor or keep track of people or property. With the exception of certain large system customers, it became apparent that it was more effective to secure marketing partners who were capable of selling and installing our products, along with their own products or those of other vendors, to provide a comprehensive integrated security solution, as customers appear to prefer a single contractor, rather than multiple contractors. Consequently, we rely on our marketing channel partners to sell our products. We do limited advertising in industry publications to assist with our name recognition and increase awareness of our products. Our primary markets are the United States and Canada; however, we have begun to actively look for international marketing opportunities.

The Offering

Common stock offered by Axcess	0 shares
Common stock offered by selling stockholders	4,283,656 shares
Common stock to be outstanding after this offering	24,574,826 shares
Use of proceeds
—Common Stock	We will not receive any proceeds from the sale of common stock offered by the selling stockholders
—Exercised of Warrants	If the Warrants are exercised, we will use the proceeds for working capital and to pay down debt
Over the Counter Bulletin Board Symbol	AXSI.OB

        The common stock to be outstanding after this offering is based on 24,574,826 shares outstanding as of May 21, 2004, which excludes:

    3,199,214 shares of common stock issuable upon the exercise of outstanding stock options as of May 21, 2004, issued under our 2001 Equity Incentive Plan and 1998 Directors Compensation Plan, at a weighted average exercise price of $2.10 per share; and

    8,599,309 shares of common stock, registered herein, issuable upon the exercise of certain warrants as of May 21, 2004, issued in connection with notes payable to certain stockholders, and the sale of certain convertible debentures and preferred stock. The warrants carry exercise prices from $0.65 to $3.20 and expire between July 2004 and February 2008.

OUR INFORMATION

        We were originally formed in November 1982 as Lasertechnics, Inc. We became Axcess, Inc. in March 1998 and changed our name to Axcess International, Inc. in April 2003. Our executive offices are located at 3208 Commander Drive, Carrollton, Texas 75006, and our general telephone number is (972) 407-6080. Our main website address is http://www.AXCESSINC.com. The information contained in our website is not a part of this prospectus.

RISK FACTORS

        This prospectus contains forward-looking statements within the meaning of the securities laws. Actual results and performance and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this prospectus. You should carefully consider the following factors, the discussion under the caption "Cautionary Note on Forward-Looking Statements," and the other information in this prospectus before buying or selling any shares of common stock. Our business, financial condition, and operating results could be materially adversely affected by any one or more of the following risk factors. Although we have attempted to include a discussion of the material risks known to us as of the date of this prospectus, there may be additional risks that we do not presently know of or that we currently believe are immaterial that could also materially affect Axcess. Axcess disclaims any obligation to update these factors or to announce publicly the results of any revisions to any of the risk factors or forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

We may not be able to continue as a going concern or fund our existing capital needs.

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements for the fiscal year ended December 31, 2003. The paragraph states that our recurring losses from operations and resulting continued dependence on external financing raise substantial doubts about our ability to continue as a going concern. Our existing and anticipated capital needs are significant. We believe our existing financing arrangements and estimated operating cash flows will not be sufficient to fund our operations and working capital needs for the next twelve months and there can be no assurance that we will be able to fund our existing capital needs under our existing credit facilities or otherwise secure additional funding, if necessary. In addition, changes in our operating plans, the acceleration or modification of our existing expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events may cause us to seek additional financing sooner than anticipated, prevent us from achieving the goals of our business plan or expansion strategy, or prevent our newly acquired businesses, if any, from operating profitably. If we are unable to fund our existing capital needs under our existing credit facilities, or are otherwise unable to secure additional equity financing, if necessary, our business could be materially adversely affected. See Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.

We have a history of losses and expectation of future losses; uncertainty of future profitability; and limits on operations.

        From our incorporation in 1982 through March 31, 2004, we have incurred an accumulated loss of approximately $151.1 million and have been profitable in only one fiscal year during that time. There can be no assurance that we will generate sufficient revenues to achieve profitability in the future. If we are unable to generate sufficient revenues, the valuation of purchased intellectual property may be affected. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Our continued slow revenue growth and operating losses may indicate circumstances requiring an impairment to be recorded.

        If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances. See Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.

We are dependent upon our proprietary technology and its marketability as state of the art.

        The technology we use may become obsolete or limit our ability to compete effectively within the wireless, automatic identification and multi-media applicable industries. These industries are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of industry standards can render existing products obsolete and unmarketable. Our success will depend on our ability to enhance our existing products. Our success will also depend on our ability to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and that address increasingly sophisticated customer requirements.

        Our business would be adversely affected if we were to incur difficulties or delays in developing new products or enhancements or if those products or enhancements did not gain market acceptance. Specifically:

  •
  we may not be successful in identifying, developing and marketing product enhancements or new products that respond to technological change or evolving industry standards;

  •
  we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

  •
  we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

  •
  our new products and enhanced products may not adequately meet the requirements of the marketplace and achieve market acceptance or may not keep pace with advances made by our competitors.

We currently hold fifteen U.S. patents. We have three patents in various stages of prosecution with foreign patent authorities and several additional patents being prepared for filing. The time period covered by our patents ranges from seven to seventeen years; however, there can be no assurance that our technologies will be accepted in the marketplace. In addition, different technologies owned by others could arise that would be superior or more marketable than ours. See Description of Business—Patents and Proprietary Technology.

The loss of one or more members of management or key personnel could adversely affect our operations and could lead to loss of clients and proprietary information.

        Our business, success, growth, operating results, and profitability are dependent upon the skills, experience, efforts, performance, and abilities of members of management and other key personnel. We depend upon members of management and key personnel, including key sales personnel, to generate new business and to service new and existing clients. If any members of management or key personnel were to leave us, our business, success, growth, operating results, and profitability could suffer. If we lose any key personnel, we may also be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices, procedures, or client lists by the former personnel. Disclosure or use of this information could harm our business.

We may face substantial competition in attracting and retaining qualified personnel, and may be unable to grow our business if we cannot attract and retain qualified personnel.

        Our success will depend to a significant degree upon our ability to attract and retain highly qualified and experienced personnel who possess the skills and experience necessary to satisfy our business and client service needs. These personnel may be in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future. Our ability to attract and retain employees with the requisite experience and skill depends on several factors, including our ability to offer competitive wages, benefits, and professional growth opportunities. To attract and retain these individuals, we will be required to invest a significant amount of time and money. Many of the companies with which we will compete for experienced personnel have greater financial resources and name recognition than we do. In addition, an important component of overall compensation for our personnel will be equity. If our stock price does not increase over time, it may be more difficult to retain personnel who have been compensated with stock awards or options. The inability to attract, train, and retain experienced personnel could have a material adverse effect on our business.

Because we are significantly smaller and less established than a majority of our competitors, we may lack the financial resources necessary to compete effectively and sustain profitability.

        We operate in competitive, fragmented industries and compete for clients with a variety of larger and smaller companies that offer similar products and services. These industries are subject to rapid technology changes and are significantly affected by new products and services and the marketing activities of industry participants, which may often be beyond our control. Due to the nature of our business, we compete with companies in the security products, security consulting and defense industries. Although we primarily compete directly with firms who offer similar security products, we also compete directly and indirectly with a number of other companies, which provide and install large security systems as a single contractor. Many of these competitors are more established, offer more products, services and features, have a greater number of clients, locations, and employees, and also have significantly greater financial (based on total assets and annual revenues), technical, marketing, public relations, name recognition, and other resources than we have.

        We also expect to experience increased competition from new entrants into the market. We may be unable to compete with large multi-product security companies, including the security divisions of large international firms. This increased competition may result in pricing pressures, loss of market share or loss of clients, any of which could have an adverse effect on our business, financial condition, operating results and cash flows. See Description of Business—Competition.

We are dependent upon third party manufacturers and suppliers to produce our products.

        As a cost efficiency measure, we do not manufacture our own parts and product line but contract such supply and manufacture to third parties. The failure by any of our vendors, suppliers or contractors to fulfill their contractual obligations to us could adversely affect our operations. If we are unable to obtain sufficient components and manufacturers for our products, or develop alternative sources, delays in product introductions or shipments could occur and could have a material adverse effect on our results of operations. See Description of Business—Manufacturing.

The voting control of Axcess is held by Amphion Group, and other stockholders are unlikely to have any ability to influence the governance or policies of our company.

        As of May 10, 2004, Amphion Ventures, L.P. and affiliates of Amphion Ventures, L.P., including Amphion Partners, Amphion Investments, Antiope Partners, XL Vision, Inc., Amphion Investments, Amphion Capital Partners LLC (formerly NVW, LLC), Amphion Capital Management, LLC and VennWorks, LLC (formerly incuVest LLC) (collectively, the "Amphion Group") owned approximately 69% of our outstanding voting stock. This level of ownership provides the Amphion Group with the power to determine the outcome of almost any matter submitted for the vote or consent of our stockholders. Additionally, two of our five directors are affiliates of the Amphion Group. See Security Ownership of Certain Beneficial Owners and Management.

The price of our common stock has been highly volatile and may continue to be highly volatile, which may adversely affect your ability to sell your shares and our ability to raise additional capital.

        The price of our common stock has been highly volatile and may continue to be highly volatile. For instance, from November 1, 2002 through April 30, 2004, our common stock traded from a low of $.025 to a high of $3.60 per share. The price of our common stock has experienced, and may continue to experience, significant volatility in response to many factors, some of which are beyond our control and may not even be directly related to us, including:

  •
  changes in financial estimates or recommendations by securities analysts regarding us or our common stock;

  •
  our performance and the performance of our competitors and other companies in the technology or marketing sectors;

  •
  quarterly fluctuations in our operating results or the operating results of other companies in the technology or marketing sectors;

  •
  additions or departures of key personnel;

  •
  the trading volume of our common stock;

  •
  general economic conditions and their effect on the technology or advertising and marketing sectors, in general; and

  •
  competition, natural disasters, acts of war or terrorism or other developments affecting us or our competitors.

        In addition, in recent years, the stock market has experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. This volatility has significantly affected and may continue to affect, the price of our common stock and may adversely affect your ability to sell your shares and our ability to raise additional capital. See Market and Common Equity and Related Stockholder Matters.

Our common stock may be subject to penny stock rules and regulations.

        Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the Pink Sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker/dealer can sell a penny stock, these rules require the broker/dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction. The broker/dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker/dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker/dealer will receive for the trade. Finally, the broker/dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker/dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker/dealers to sell shares of our common stock, and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

USE OF PROCEEDS

        Proceeds from the sale of the 4,283,656 beneficially owned by the selling stockholders described above will inure solely to the benefit of the selling stockholders as the Company will not receive any of the proceeds from such sales. If fully exercised the Warrants would result in the issuance of 8,599,309 shares of our common stock and result in proceeds to the Company of $18,660,501, which would be used for working capital and to pay down any outstanding debt.

DILUTION

        The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

        The following listed stockholders own 4,283,656 shares of Axcess International common stock. Upon the effective date of this Registration Statement and pursuant to this prospectus, the listed stockholders will have the ability to sell their stock at any time. Should all the selling stockholders sell their stock at or near the same time, there is a significant likelihood that our stock price will fall.

Selling Shareholder	Address	Amount of Common Stock Shares
VennWorks LLC (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	1,831,332	(1,11)
Antiope Partners L.L.C. (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	1,030,648	(2,11)
Amphion Ventures L.P. (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	294,476	(3,11)
J.P. Morgan SBIC LLC (Puneet Gulati)	C/O J.P. Morgan Partners (Securities Mgmt Grp) 1211 Avenue of the Americas, 40th Floor New York, NY 10036	281,681	(4)
H.T. Ardinger (Lance Oulette)	1990 LakePointe Dr. Lewisville, Texas 75057	258,417	(5)
Jackson Hole	C/O Quellos (Scott Butterfield) 601 Union Street, 56th Floor Seattle, Washington 98101	242,066	(6,11)

Nasaimara Holdings Limited (Bashir Al-Haffar)	62 Rue du Rhone 1211 Geneva 3, Switzerland	128,130	(7)
Anna Morgan	88 Foxwood Road Stamford, Connecticut 06903	39,584	(7,8,11)
James Sanderson	202 Crossgate Drive Clark Summit, Pennsylvania 18411	39,275	(7,8)
Stanley Zaslow	12331 Rockledge Cir. Boca Raton, Florida 33428	39,225	(7,8)
Leonard Leff	P.O. Box 64672 Los Angeles, California 90064	30,802	(8)
Rutgers Casualty Insurance Co. (Nachum Stein)	444 Madison Avenue, Suite 501 New York, New York 10022-6903	19,750	(7,8)
David Stirling	3281 Round Hill Road Branchburg, New Jersey 08876	13,137	(7)
Kentucky National Insurance Co. (Nachum Stein)	444 Madison Avenue, Suite 501 New York, New York 10022-6903	7,901	(7,8)
Nachum Stein	444 Madison Avenue New York, New York 10022	7,901	(7,8)
Sol Barber	625 Westfield Avenue Westfield, New Jersey 07090	7,700	(8)
Hasenfeld Stein Pension Trust (Nachum Stein)	444 Madison Avenue, Suite 501 New York, New York 10022	3,950	(7,8)
Howard A. Gordon	11350 NW 7th Street Plantation, Florida 33325	3,681	(10)
Arben Gecaj	265 Barger Street Putnam Valley, New York 10579	2,800	(9,13)
Clark Dodge & Company, Inc. (John Guercio)	2 Gannett Drive, Suite 410 White Plains, New York 10604	1,200	(9,13)

1.
These shares were acquired in December 2003 in connection with the conversion of their outstanding demand notes ($1,130,233) plus all accrued unpaid interest ($171,240) into 1,831,332 common shares.

2.
These shares were acquired in December 2003 in connection with the conversion of $759,900 of Preferred Series I (including accrued dividends) into 303,960 shares of common stock and the conversion of $1,816,719 of Preferred Series J (including accrued dividends) into 726,688 shares of common stock.

3.
These shares were acquired in December 2003 in connection with the conversion of their outstanding demand notes ($818,722) into 294,476 common shares.

4.
These shares were acquired in December 2003 in connection with the conversion of their Senior Promissory Note, Series J and Series I Preferred Stock. Axcess issued to JP Morgan a Senior Promissory Note ("Note") originally entered on June 25, 1997 and the last amendment was on

  April 12, 2002. The Note was due on December 31, 2003 and as of December 31, 2003 has an outstanding principal balance of $400,000.00 and unpaid interest thereon of $169,795.79. JP Morgan agreed to convert that amount of notes and accrued interest into 227,918 common shares. JP Morgan also converted $28,018 of Preferred Series J (including accrued dividends) into 11,173 shares of common stock of Axcess and $106,795 of Preferred Series I (including accrued dividends) into 42,590 shares of common stock of Axcess.

5.
These shares were acquired in March 2004 in connection with the conversion of Preferred Series I ($516,299) and of Preferred Series J ($20,324) plus accrued dividends into 258,417 shares of common stock of Axcess.

6.
These shares were acquired in December 2003 in connection with the conversion of Preferred Series C ($427,300) and of Preferred Series J ($170,520) plus accrued dividends into 242,066 shares of common stock of Axcess.

7.
These shares were acquired as part of the July 31, 2002 bridge financing. Pursuant to the bridge financing agreement on July 30, 2003 the investors have the option to convert one-third of the principal amount plus accrued interest of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share.

8.
These shares were acquired as part of the January 31, 2003 bridge financing. Pursuant to the bridge financing agreement on January 31, 2004 the investors have the option to convert one-third of the principal amount plus accrued interest of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share.

9.
These shares were acquired as part of the 2003B Preferred Equity offering. During the fourth quarter of 2003 the Company raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $3.75 per share. In connection with the 2003B Preferred Stock offering including commissions, Axcess will issue 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

10.
These shares were acquired on May 14, 2004. The Board elected to pay accrued interest to the holders that had not converted their holdings by issuing additional shares.

11.
These designated stockholders are related either personally or through their business relationships to the Amphion Group and its managing partners Messrs. Morgan and Bertoldi both of whom are directors of Axcess.

12.
To the knowledge of Axcess, the stockholders not designated in (9) above have no relationship to Axcess, its directors, officers or affiliates.

13.
To the knowledge of Axcess other than Clark Dodge & Company, Inc. and Arben Gacaj, none of the stockholders listed above are NASD broker/dealers or affiliates of NASD broker/dealers. The Company has advised Clark Dodge that they may be considered statutory underwriters upon the resale of their shares and must comply with the rules of the SEC regarding such underwriter resales.

SELLING WARRANT HOLDERS

        The following listed warrant holders have the rights to 8,599,309 shares of Axcess International common stock. Upon the effective date of this Registration Statement and pursuant to this prospectus, the listed warrant holders will have the right to exercise their warrants for the stated value of their warrants and have the ability to sell their stock at any time. Should all the selling stockholders sell their stock at or near the same time, there is a significant likelihood that our stock price will fall.

Selling Shareholder	Address	Amount of the Underlying Common Shares
VennWorks LLC (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	1,831,332	(1)
PV Proceeds Holdings, Inc. (Peter Nicholas)	3208 Commander Carrollton, TX 75006	1,000,000	(2)
Amphion Ventures L.P. (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	975,834	(3,4,5)
Jared Trading Unlimited (Hans K. Jerne)	La Delaissee 7, 1270 Trelex Switzerland	600,000	(6)
Lombard Odier Darier Hentsch (Martin Roth)	11, rue de la Carraterie CH-1204 Geneva-Suisse	600,000	(6,7)
Joseph Nuzzi	625 N. Gov. Printz Blvd. Essingron, Pennsylvania 19029	460,000	(6,7)
Amphion Capital Partners LLC (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	418,000	(6,7)
Fortress Mutual Funds Ltd (Roger Cave)	Carlisle House, 1st Floor Hinks Street Bridgetown, Barbados	357,142	(11)
John Strauss	3409 Hanover Dallas, Texas 75225	320,000	(6,7)
Ivory Overseas Holding Limited	Colet Court, 100 Hammersmith Road London WG 75P, United Kingdom	200,000	(7)
Stan Zaslow	12331 Rockledge Cir. Boca Raton, Florida 33428	175,000	(8,9)
Sol Barber	625 Westfield Avenue Westfield, New Jersey 07090	106,667	(6,7)
Lillian Steinberg	20 River Terrace, Apt. 9L New York, New York 10282	100,000	(7)
Richard Mansell-Jones	66/67 Rose Square, Fulham Road SW3 6R's, London	100,000	(7)
Wilter Investment Limited	1-3, rue Jacques-Balmat CH-1204 Geneva	100,000	(7)
GenInvest Ltd (Mrs. Baines)	C/O Africa House Group Woodbourne Road Douglas, Isle of Man IM99 1AW, British Isles	94,000	(6,7)
Jason Weber	1413 Littlewhaleneck Rd. Merrick, NY 11566	76,667	(7)
Genevieve Femiano	27 Grissom Ave. Staten Island, NY 10314	57,000	(6,7)

Barry Steinberg	127 Blakeslee Avenue North Haven, Connecticut 06473	50,000	(7)
Steve Dachs	16035 West Prestwick Hialeah, FL 33014	50,000	(9)
Bruno Widmer	Prager Dreifus, Attorney-at-Law Muehlebachst 6 CH-8008 Zurich Switzerland	50,000	(7)
Mitchell Krapes	27 North Street Bye, New York 10580	50,000	(7)
Mowodi Foundation, Vaduz (Tis Prager)	Prager Dreifus, Attorney-at-Law Muehlebachst 6 CH-8008 Zurich Switzerland	50,000	(7)
RJM Children's Trust (James Macaleer)	907 Robin Drive West Chester, PA 19382	50,000	(6)
RJM Foundation (James Macaleer)	907 Robin Drive West Chester, PA 19382	50,000	(6)
Steven Steinberg	29 Mimosa Drive Cos Cob, Connecticut 06807	50,000	(7)
Tis Prager	Prager Dreifus, Attorney-at-Law Muehlebachst 6 CH-8008 Zurich Switzerland	50,000	(7)
Galloway LTD	Courtview, 12 Mount Havelock Douglas, Sile of Man British Isles, Im1 2Q6	40,000	(7)
Garry Meyer	833 Riverbank Rd. Stamford, CT 06903	40,000	(6)
Jeanette Hyde	2405 Glenwood Ave. Raleigh, NC 27608	40,000	(6)
Amphion Capital Management LLC (Robert Bertoldi)	350 Madison Avenue New York, New York 10017	38,333	(7)
Assiduous Limited (William de Gelsey)	CA IB Corporate Finance LTD 80 Cheapside, London EC2V 6EE	33,333	(7)
Lawrence Zaslow	20 Cabin Ridge Road Chappaqua, New York 10514-2404	30,000	(7,10)
Michael Filippone	17 Clover Lane Northport, NY 11768	30,000	(6)
Banque Baring Brothers (Suisse), SA	62 Rue du Rhone 1211 Geneva 3, Switzerland	20,000	(8)
Bruce Contino	325 Scudder Ave. Porthport, NY 11768	20,000	(6)
Christopher Lickman	629 Maple Ave. Elizabeth, NJ 07202	20,000	(6)
William Adam	213 Catherine St. East Northport, NY 11731	20,000	(6)
Brian Silber	444 Madison Avenue New York, New York 10022	16,667	(7)
JW Consultants (Jason Weber)	1413 Littlewhaleneck Rd. Merrick, NY 11566	16,000	(6)

John O'Dea	6801 Shore Road Brooklyn, NY 11220	15,000	(6)
Paul Brown	30 Heather Drive Edison, NJ 08820	15,000	(6)
Thomas Brown	30 Heather Drive Edison, NJ 08820	15,000	(6)
James Riciotti	66 Cortelyou Ave. Staton Island, NY 10312	14,286	(6)
Paul & Hillary Umans Bialowas	8 Rockridge Rd. Ardsley, NY 10502	14,286	(6)
Nachum Stein	444 Madison Avenue New York, New York 10022	12,667	(7)
MRB (Chuck Nelson)	39 Broadway, Suite 2410 New York, NY 10006	12,000	(6)
Richard Plum	340 East 72nd St., Apt #4-SW New York, NY 10021	10,000	(6)
Elaine Bompane	6 Stoothoff Rd. East Northport, NY 11731	10,000	(7)
James & Veronica Delevan	Brooklyn, NY	10,000	(6)
Lorraine Mastelerz	34 Carriage Ct. Scarsdale, NY 10583	10,000	(6)
Patrick Lindsey	1 Hidden Lane Bakersfiel, CA 93309	10,000	(6)
Robert Webb, Trust DTD 6-15-95 (Robert Webb)	971 N. Doheny Drvie West Hollywood, CA 90069	10,000	(6)
Clark Dodge & Company, Inc. (John Guercio)	2 Gannett Drive, Suite 410 White Plains, New York 10604	8,000	(6,13)
Steven Friedman	444 Madison Avenue New York, New York 10022	6,667	(7)
Gregory Georgek	468 Seneca Rd. Hornell, NY 14843	5,714	(6)
Joseph Gorr	61 West 62st, #15E New York, NY 10023	5,714	(6)
Alexander Hasenfeld	444 Madison Avenue New York, New York 10022	5,333	(7)
David Horn	5 Cornell Trail Hillsbourgh, NJ 08844	5,000	(6)
Eddie Calla	31 Hylan Blvd Staten Island, NY 10312	5,000	(6)
Rebecca Brown	30 Heather Drive Edison, NJ 08820	5,000	(6)
F & N Associates (Nachum Stein)	444 Madison Avenue New York, New York 10022	4,667	(7)
Robert Millet	444 Madison Avenue New York, New York 10022	4,000	(7)

1.
These warrants were acquired in December 2003 in connection with the conversion of their outstanding demand notes ($1,130,233) plus all accrued unpaid interest ($171,240) into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire on November 30,

  2005. If the warrants are fully executed before November 30, 2005 the Company would receive $5,036,163.

2.
These warrants were acquired in two transactions. 500,000 were acquired on July 28, 1999 when Axcess acquired the assets of Prism Video. The warrants have an exercise price of $2.50 and will expire on July 28, 2004. The remaining warrants were acquired as part of an agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million non-interest bearing note that was due December 31, 2002 and was in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of $2.00 per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest are paid. If the warrants were fully executed before expiration the Company would receive $2,250,000.

3.
These warrants were acquired in December 2003 in connection with the conversion of their outstanding demand notes ($818,722) into 294,476 common shares and an equal number of warrants priced at $2.75, that will expire in two years. If the warrants were fully executed before November 30, 2005 the Company would receive $809,809.

4.
On September 30, 1999, the Company signed a 10% convertible note maturing September 30, 2002, under which the Company could borrow up to $6,000,000 from Amphion Ventures. Amphion Ventures may convert all or any portion of the indebtedness into Series 1999 Non-Voting Preferred Stock of the Company. In consideration for the financing arrangement, the Company issued warrants to acquire 180,362 shares on September 30, 1999, 117,999 shares on September 30, 2000 and 117,999 shares on September 30, 2001 of the Company's non-voting common stock at an exercise price of $2.10 per share. The warrants expire five years from the date they were issued. If the warrants were fully executed before they expire the Company would receive $874,356.

5.
On October 22, 1998, 264,998 warrants were acquired as compensation for a commitment to continue to fund working capital up to an additional $6,300,000. The warrants have an exercise price of $2.38 per share and will expire on October 22, 2008. If the warrants were fully executed before expiration the Company would receive $630,695.

6.
These warrants were acquired as part of the 2003B Preferred Equity offering. During the fourth quarter of 2003 the Company raised a net of approximately $2,500,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The Company also paid 125,000 warrants to certain finders. The finder's warrants have an exercise price of $2.60 and expire on November 12, 2005. In connection with the 2003B Preferred Stock offering including commissions, Axcess issued 1,695,000 warrants. If the warrants were fully executed before expiration the Company would receive $5,299,500.

7.
These shares were acquired by the designated stockholder through an exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as Series 2003 Preferred Stock and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase the Company's common stock exercisable for two years at $1.00 per share. In connection with the 2003 Preferred Stock offering Axcess issued 2,270,001 warrants. The Company also issued 225,000 warrants to certain of the finders of the 2003 Preferred Stock. The finder warrants have an exercise price of

  $1.26 and expire on May 15, 2005. If the warrants were fully executed before expiration the Company would receive $2,308,301.

8.
On July 30, 2002, 70,000 warrants were acquired as part of a finder's agreement to assist with a bridge financing. The warrants have an exercise price ranging from $2.00 to $3.00 per share and expire on July 31, 2007. If the warrants were fully executed before expiration the Company would receive $165,000.

9.
On January 31, 2003, 175,000 warrants were acquired as part of a finder's agreement to assist with a bridge financing. The warrants have an exercise price ranging from $0.65 to $1.00 per share and expire on January 31, 2006. If the warrants were fully executed before expiration the Company would receive $140,000.

10.
These designated stockholders are related either personally or through their business relationships to the Amphion Group and its managing partners Messrs. Morgan and Bertoldi both of whom are directors of Axcess.

11.
These warrants were acquired on May 6, 2004 as part of additional working capital raised through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consisted of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase our common stock exercisable for two years at $3.20 per share. The offering also includes an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $4.00 or when we achieve a full quarter of profitability.

12.
To the knowledge of Axcess, the stockholders not designated in (10) above have no relationship to Axcess, its directors, officers or affiliates

14.
To the knowledge of Axcess, other than Clark Dodge & Company, Inc., one of the stockholders listed above are NASD broker/dealers or affiliates of NASD broker/dealers. The Company has advised Clark Dodge that they may be considered statutory underwriters upon the exercise of any Warrants and resale of their shares and must comply with the rules of the SEC regarding such underwriter resales.

PLAN OF DISTRIBUTION

        We are registering all the shares of common stock offered by this prospectus on behalf of the selling stockholders who may sell the shares from time to time, or who may also decide not to sell all of the shares that may be sold under this prospectus.

        The selling stockholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

  •
  block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker/dealer as principal and resale by such broker/dealer for its account;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  transactions in which broker/dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of their shares. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

        The selling stockholders also may lend or pledge shares to a broker/dealer. The broker/dealer may sell the shares so loaned or, upon a default, the broker/dealer may sell the shares so pledged, pursuant to this prospectus. Broker/dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker/dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.

        Compensation to a particular broker/dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker/dealers or agents and any other participating broker/dealers of the selling stockholders may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

        The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker/dealers engaged by the selling stockholders may arrange for other broker/dealers to participate in the resales.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling stockholders that any material arrangement has been entered into with a broker/dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each selling stockholder and of the participating broker/dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker/dealer(s), where applicable;

  •
  that such broker/dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

LEGAL PROCEEDINGS

        Axcess is engaged in a number of lawsuits with approximately thirteen vendors who claim they are owed amounts from $500 to $45,000, which aggregates in total $223,885. We are currently defending or seeking to settle each of the vendor's claims. At March 31, 2004, we had accrued the delinquent amounts we expect to be liable for, for the claims described in this paragraph.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Management of Axcess

        The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. The following table sets forth, as of May 15, 2004, Axcess' directors, executive officers and significant employees, their ages, and their positions within Axcess.

Name	Age	Position	Committee
Richard C.E. Morgan	59	Chairman of the Board of Directors	(1)(3)
Allan Griebenow	51	Director, President and Chief Executive Officer	(1)
Allan L. Frank	40	Vice President, Secretary and Chief Financial Officer
Robert J. Bertoldi	50	Directors	(2)
Paul J. Coleman, Jr.	72	Director	(2)
Robert F. Hussey	55	Director	(2)(3)

(1)
Executive Committee

(2)
Audit Committee

(3)
Compensation Committee

        Richard C. E. Morgan has served as a director and Chairman of the Board of the company since 1985. Since 1986, he has been a managing member of Antiope Partners, LLC and Amphion Partners, LLC. In November 1999, Mr. Morgan co-founded VennWorks, LLC and since then has served as its Chairman and Chief Executive Officer. In 1995, Mr. Morgan co-founded Amphion Capital Management, LLC, a private equity and venture capital firm, and since then has served as one of its Managing Partners. From 1986 to 1998, Mr. Morgan was the Managing General Partner of Wolfensohn Partners, LP, and the predecessor to Amphion Capital Management. Mr. Morgan serves on the Board of Directors of Celgene Corp., which develops and markets biotechnology products. Mr. Morgan is also a director of several private and non-profit companies, including Orbis International, Inc., a non-profit organization dedicated to fighting blindness worldwide.

        Allan Griebenow has served as a director, President and Chief Executive Officer of the Company since July 1999. He founded Prism Video, Inc. in 1994 and was Chief Executive Officer of Prism Video, Inc. from 1994 to July 1999. Mr. Griebenow is currently President, CEO and a Director of PV

Holdings (a current holder of equity and debt of Axcess). Mr. Griebenow spent the past twenty years in the telecommunications and advanced applications industries. He started his career in 1979 as a Presidential Management Intern with NASA, and holds a B.S. in Business Administration from the University of Maryland and an MBA from San Francisco State University.

        Allan L. Frank has served as Vice President, Secretary and Chief Financial Officer of the Company since March 2002. From July 1999 through June 2001, Mr. Frank was Vice President, Chief Financial Officer and Secretary for Vast Solutions, Inc., a spin-off from Paging Network, Inc. ("PageNet"). Vast Solutions, Inc. filed for bankruptcy in April 2001. From September 1993 through July 1999, Mr. Frank served in numerous positions at PageNet, including as Vice President of Corporate Development and Director of Financial Analysis, and as Director of International Finance for Paging Network International, a subsidiary of PageNet. Prior to PageNet, Mr. Frank worked at FoxMeyer Corporation, OrNda HealthCare and Dalfort Aviation Services. Mr. Frank holds a B.S. in Business Administration from The Ohio State University and an MBA from the University of North Texas.

        Robert J. Bertoldi has been a director of the Company since June 2000. Since January 2000, Mr. Bertoldi has been the President of VennWorks, LLC, a venture capital limited liability company that he co-founded. Since before 1995, Mr. Bertoldi has been a Managing Partner of Amphion Capital Management, LLC, and a co-manager of Amphion Ventures, LP, an early-stage technology life science fund.

        Paul J. Coleman, Jr. has served as a director of the Company since 1982. He is President and Chief Executive Officer of the Girvan Institute of Technology, a non-profit, public benefit corporation engaged in research, technology development, and education related to the nation's aerospace program. Dr. Coleman is a professor of space physics emeritus at the University of California at Los Angeles ("UCLA"). He currently serves as a director of Biocentric Solutions, Inc., Knowledge Vector, Inc. and the Girvan Institute. He is a former director of CACI International, Fairchild Space and Defense Corporation, the Universities Space Research Association and others. His earlier positions include those of assistant director, Los Alamos National Laboratory; president and chief executive officer, Universities Space Research Association; director, Institute of Geophysics and Planetary Physics at UCLA; and director, National Institute for Global Environmental Change of the U.S. Department of Energy.

        Robert F. Hussey has served on the Board since September 2002. Mr. Hussey currently serves as Chief Operating Officer and Director of H.C. Wainwright & Co. Mr. Hussey also serves on the boards of Digital Data Networks, Inc., Digital Lightwave, Inc., NUR Corporation and on the board of advisors for Argentum Capital Partners and Kaufman Fund. From 1991 through 1996, Mr. Hussey served as President, CEO and Director of MetroVision of North America. From 1984 through 1991, Mr. Hussey was Founder, President, CEO and Director of POP Radio Corp. Prior to POP Radio, Mr. Hussey worked at Grey Advertising, Inc., E.F. Hutton and American Home Products, Inc. Mr. Hussey received a B.S. in Business Administration from Georgetown University and an MBA in International Business from George Washington University.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, directors, certain officers and beneficial owners of 10% or more of the Company's Voting Common Stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of Forms 3, 4 and 5 submitted to Axcess during and with respect to 2003, all of these individuals or entities timely filed their respective Forms 3, 4 or 5 required by Section 16(a) of the Exchange Act during 2003, except for Amphion Ventures, L.P. and VennWorks LLC.

        Each of Amphion Ventures and VennWorks failed to file Form 4s to report the issuance in 2003 by Axcess of promissory notes convertible into common stock, the conversion of shares of preferred stock into common stock, the conversion of demand notes in to common stock, the purchase of Convertible debt. These transactions are described more fully under Item 12. "Certain Relationships and Related Transactions—Amphion Ventures, L.P. Promissory Note Issuances and Conversions," Item 12. "Certain Relationships and Related Transactions—VennWorks LLC Promissory Note Issuances and Conversions," and Item 12. "Certain Relationships and Related Transactions—Preferred Stock Conversions."

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

        The following table sets forth the number of shares of each class of stock beneficially owned as of May 21, 004, by each person known by Axcess to be the beneficial owner of more than five percent of any class of our voting securities as of May 21, 2004. Except as noted below, to our knowledge, each stockholder listed below has sole voting and investment power with respect to all shares of stock shown beneficially owned by the stockholder.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Owner		Percentage of Class	Percentage of Common Voting Power
Amphion Group(1) 350 Madison Avenue New York, NY 10021	Voting Common Stock	20,422,729	(2)	58.1%	53.8%
PV Proceeds Holdings, Inc. 3208 Commander Dr. Carrollton, TX 75006	Voting Common Stock	1,692,142	(3)	4.8%	4.4%

*
Less than 1%

(1)
See the following table regarding the beneficial ownership of the Amphion Group.

(2)
Includes 3,413,999 shares that the Amphion Group has the right to acquire pursuant to warrants and options that are exercisable within 60 days.

(3)
Includes 1,000,000 shares that PV Proceeds Holdings, Inc. has the right to acquire pursuant to warrants that are exercisable within 60 days.

        The following table sets forth the number of shares beneficially owned by the Amphion Group, which is defined to include Mr. Richard C.E. Morgan, a British citizen and Chairman of the Board of Directors of the Company ("Mr. Morgan"), Mrs. Anna Morgan, a British citizen and wife of Richard C.E. Morgan ("Mrs. Morgan"), Robert J. Bertoldi, a U.S. citizen and Director of the Company ("Mr. Bertoldi"), Amphion Ventures, L.P., a Delaware limited partnership ("Amphion Ventures"), Amphion Partners, LLC, a Delaware limited liability company ("Amphion Partners"), Amphion Investments, LLC, a Delaware limited liability company ("Amphion Investments"), Antiope Partners, LLC, a Delaware limited liability company ("Antiope Partners"), Amphion Capital Management, LLC, a Delaware limited liability company ("ACM"), Amphion Capital Partners LLC ("ACP") formerly known as NVW,LLC a Delaware limited liability company and VennWorks, LLC, a Delaware limited liability company formerly known as incuVest, LLC, ("VennWorks").

        The Amphion Group disclaims in its filings with the Securities and Exchange Commission that it holds any securities of the Company as a group, within the meaning of any applicable securities law or regulation. Amphion Partners is the sole general partner of Amphion Ventures. Messrs. Morgan and Bertoldi are the managing members of Amphion Partners, Antiope Partners and Amphion Investments. Mr. Morgan is the Chairman of the Board of Directors and Chief Executive Officer of VennWorks. Mr. Bertoldi is the President of VennWorks.

        Based on amended Schedule 13D filed by certain members of the Amphion Group with the SEC on February 10, 2000, Amphion Ventures, Amphion Partners and Mr. Morgan share voting power with respect to certain of the shares owned by them. Also, based on the Schedule 13D, Mr. Morgan shares voting power for the shares held by Amphion Investments, Antiope Partners and certain other shares held by Amphion Partners. Mr. Morgan disclaims beneficial ownership of the shares held by each of the Amphion Group.

	Voting Common		Warrants		Options		Total
Amphion Ventures	9,219,306		975,834	(1)	—		10,195,140
VennWorks	5,606,156		1,831,332	(2)	—		7,437,488
Antiope Partners	1,117,182		—		—		1,117,182
Amphion Capital Partners	470,000		418,000	(3)	—		888,000
Mr. Morgan	433,854	(4)	—		53,000	(5)	486,854
Amphion Partners	108,232		—		—		108,232
Mr. Bertoldi	—		—		97,500	(6)	97,500
Amphion Investments	54,000		—		—		54,000
ACM	—		38,333		—		38,333

Total of Amphion Group	17,008,730		3,263,499		150,500		20,422,729

(1)
Includes five different grants ranging in price ($2.10 to $2.75) and expiration dates (September 30, 2004 to October 22, 2008).

(2)
Exercise price of $2.75 and expiration date of November 30, 2005.

(3)
Includes two different grants ranging in price ($1.00 to $2.75) and expiration dates (May 15, 2005 to November 12, 2005).

(4)
Includes 104,584 shares of common stock issued to Mrs. Morgan, the wife of Mr. Morgan.

(5)
Options to purchase 53,000 shares of common stock that are exercisable within 60 days.

(6)
Options to purchase 97,500 shares of common stock that are exercisable within 60 days.

        The following table sets forth the number of shares of each class of stock beneficially owned as of May 21, 2004, by each director who beneficially owns equity securities and the executive officers of Axcess, and all of our directors and executive officers as a group. The business address of each director and executive officer is c/o Axcess International, Inc., 3208 Commander Drive, Carrollton, Texas 75006. To Axcess' knowledge, each stockholder listed below has sole voting and investment power with respect to all shares of stock shown beneficially owned by the stockholder, except for Mr. Morgan's beneficial ownership, which is discussed in the introduction to the previous table above.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Owner	Percentage of Class	Percentage of Common Voting Power
Richard C.E. Morgan(1)	Voting Common Stock	17,008,730	69.2%	63.0%
Robert J. Bertoldi(2)	Voting Common Stock	16,574,876	67.4%	61.4%
Allan Griebenow(3)	Voting Common Stock	10,580	*	*
Paul J. Coleman, Jr.(4)	Voting Common Stock	80	*	*
Allan L. Frank(5)	Voting Common Stock	—	*	*
Robert F. Hussey(6)	Voting Common Stock	—	*	*
All Directors, Director	Voting Common Stock	17,019,390	69.2%	63.0%
Nominees and Executive Officers as a group (6 individuals)

*
Less than 1%.

(1)
The number of shares of voting common stock includes 329,270 shares held directly, 16,574,876 shares held by other entities within the Amphion Group (defined in Note 1 to the immediately preceding table above), 104,584 shares owned by Mr. Morgan's wife. However, the number of shares of voting common stock excludes 53,000 shares that Mr. Morgan has the right to acquire pursuant to options that are exercisable within 60 days, 3,263,499 shares that entities within the Amphion Group have the right to acquire pursuant to options and warrants that are exercisable within 60 days. As detailed in Note 1 to the immediately preceding table above, Mr. Morgan disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Group.

(2)
Includes 16,574,876 shares held by other entities within the Amphion Group (defined in Note 1 to the immediately preceding table above). However, excludes 97,500 shares that Mr. Bertoldi has the right to acquire pursuant to options that are exercisable within 60 days and 3,263,499 shares that entities within the Amphion Group have the right to acquire pursuant to options and warrants that are exercisable within 60 days. As detailed in Note 1 to the immediately preceding table above, Mr. Bertoldi disclaims beneficial ownership of all shares beneficially owned by entities within the Amphion Group.

(3)
Includes 10,300 shares of common stock held directly by Mr. Griebenow and 280 shares owned jointly with his wife. Excludes 871,156 shares that Mr. Griebenow has the right to acquire pursuant to options that are exercisable within 60 days. Mr. Griebenow is the President and Chief Executive Officer, and an 11% owner of the stock of PV Proceeds Holdings, Inc., a beneficial owner of more than 5% of the Company's common stock. Mr. Griebenow denies beneficial ownership of the shares of the Company's common stock owned by PV Proceedings Holdings, Inc.

(4)
Includes 80 shares of common stock held directly by Mr. Coleman and excludes 125,500 shares that Mr. Coleman has the right to acquire pursuant to options that are exercisable within 60 days.

(5)
Excludes 221,250 shares that Mr. Frank has the right to acquire pursuant to options that are exercisable within 60 days.

(6)
Excludes 50,000 shares that Mr. Hussey has the right to acquire pursuant to options that are exercisable within 60 days

CHANGE IN CONTROL

        To the knowledge of Axcess International, Inc., no change in control of Axcess has occurred since December 1998.

DESCRIPTION OF SECURITIES

        Axcess International, Inc.'s Amended Certificate of Incorporation authorizes the issuance of (i) 50,000,000 shares of common stock, par value $.01 per share, (ii) 2,250,000 shares of convertible non-voting common stock, par value $.01 per share, and (iii) 7,000,000 shares of convertible preferred stock.

COMMON STOCK

        As of May 21, 2004, there were 24,574,826 shares of common stock outstanding held by approximately 893 stockholders of record. Immediately following this offering, there will be 24,574,826 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See Dividend Policy. If we are subject to a liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and non-assessable.

PREFERRED STOCK

        The Company has authorized 7,000,000 shares of convertible preferred stock, of which shares designated in four series have been issued. Information with respect to the series of preferred stock outstanding at each balance sheet date is summarized below.

	Series I	Series J	2003B Series	2004 Series
Number of shares authorized	2,500	2,500	2,750,000	625,000
Stated value	$10,000	$10,000	$0.01	$0.01
Number of shares issued and outstanding: December 31, 2003 March 31, 2004	52 —	2 —	1,790,000 1,790,000	— —
Conversion ratio (or conversion price) of preferred shares into common	$2.51 into voting common stock	$2.51 into voting common stock	1 to 1 into voting common stock	1 to 1 into voting common stock
Liquidation preference	Stated value plus accrued dividends	Stated value plus accrued dividends	None	None
Dividend rights	8% per annum, cumulative	8% per annum, cumulative	7% per annum, cumulative	7% per annum, cumulative

        (a)   Series I and J Convertible Preferred Stock

        Each Share of Series I Preferred Stock and Series J Preferred Stock are convertible in whole or in part at any time at the option of the holder into a number of shares of voting or non-voting common stock of the Company, respectively, equal to the quotient of (a) the aggregate original issue price of $10,000 per share divided by (b) the conversion price of $2.51 per share. The Series I Preferred Stock and the Series J Preferred Stock are both subject to optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the stated value, plus any accrued, but unpaid dividends thereon. The Company's optional right of redemption is subject to each Series I. Preferred Stock or Series J Preferred Stockholder's right to convert such Series I Preferred Stock or Series J Preferred Stock into voting or non-voting common stock, as the case may be, within ten business days after the Company's notice of redemption.

        The Series I Preferred Stock and the Series J Preferred Stock are also subject to the mandatory conversion by the Company into shares of the Company's voting or non-voting common stock, as the case may be, if the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $10.00 per share for a period of at least ninety (90) consecutive trading days. Although the Company's non-voting common stock may be converted to common stock at any time by a holder thereof, Amphion Ventures has agreed not to convert any shares of non-voting common stock to voting common stock without the prior consent of the Company.

        The holders of Series I Preferred Stock and Series J Preferred Stock are entitled to receive semi-annual dividends on each such share at the annual rate of 8% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock. Shares of Series I Preferred Stock and Series J Preferred Stock are

convertible into shares of common stock at a conversion price of $2.51 per share. During the three months ended March 31, 2004 there were $10,441 and $411 of dividends accrued for Series I Preferred Stock and Series J Preferred Stock, respectively. Dividends payable were $0 and $95,182 for Series I Preferred Stock at March 31, 2004 and December 31, 2003, respectively. Dividends payable were $0 and $3,384 of dividends payable for Series J Preferred Stock at March 31, 2004 and December 31, 2003, respectively.

        The holder of the Series I converted $516,299 of Preferred Series I and $105,623 of accrued dividends into 248,769 shares of common stock of Axcess. The holder of the Series J converted $20,324 of Preferred Series J and $3,795 of accrued dividends into 9,648 shares of common stock of Axcess. During the first quarter of 2004, all shares of the Series I and Series J Preferred Stock were retired or converted and there are currently no shares outstanding.

        (b)   Series 2003B Preferred Stock

        The Company completed a $3,132,500 exempt Preferred Stock Offering during the fourth quarter of 2003. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consisted of 40,000 shares of Preferred Stock bearing a 7% dividend, approximately 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $3.75. The Company has also accrued $82,102 of dividends payable for Series 2003B Preferred Stock at March 31, 2004. As of March 31, 2004 and December 31, 2003, the Company had 1,790,000 shares of Series 2003B Preferred shares outstanding.

        In connection with the issuance of the 2003B Preferred Stock, the Company recorded preferred stock dividend requirements of $1,782,831 that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock. As of December 31, 2003 that amount is reflected in accumulated deficit on the balance sheet.

        (c)   Series 2004 Preferred Stock

        During the second quarter of 2004 we raised a net of $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consisted of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase our common stock exercisable for two years at $3.20 per share. The offering also includes an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $4.00 or when we achieve a full quarter of profitability.

        In connection with the issuance of the 2004 Preferred Stock, we will record preferred stock dividend requirements of approximately $1,000,000, to reflect the value of the warrants, that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock.

        The Series I and the Series J Preferred Stock rank senior in right of payment to the Company's common stock.

STOCK OPTIONS AND WARRANTS

  Stock Option Plans

        Under the Company's 2001 Equity Incentive Plan, the Company may grant up to 2,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company's stock on the date of grant and an option's maximum term is ten years. The Company has issued stock options to various members of the Board of Directors and officers of the Company under this plan. Options are generally granted each year and have various vesting requirements. Options granted typically vest over a four-year period. During 2003 and 2002, the Company made grants of 0 and 200,000 options, respectively, as an inducement for the employment of certain officers of the Company, which does not reduce the 2,000,000 options available for grant under the stock option plan.

        In 1998, the Company adopted a director compensation plan pursuant to which it pays each director who is not employed by the Company and who does not beneficially own more than 5% of the shares of common stock outstanding an annual grant of 5,000 options to acquire common stock of the Company at an exercise price equal to the fair market value per share of the common stock at the time the option is granted (the "Annual Grant"). The Annual Grant customarily occurs on the date of the Company's annual meeting. The director compensation plan also provided for an one-time initial grant of 15,000 to each director of the Company as of July 21, 1998, the date the director compensation plan was approved by the Company's stockholders (the "Initial Grant"). The Company has authorized 150,000 shares for issuance under this plan.

        Stock option transactions for the years ended December 31, 2003 and 2002 are summarized below:

	2003		2002
	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE
Options outstanding at beginning of year	2,175,999	$3.20	2,060,537	$3.81
Options granted	1,000,000	0.40	1,031,000	2.03
Options exercised	(30,750)	1.70	—	—
Options forfeited	(676,784)	2.04	(915,538)	3.26

Options outstanding at end of year	2,468,465	2.40	2,175,999	3.20

Options exercisable at end of year	1,840,670	1.94	688,272	3.09

Options available for grant at the end of the year	715,750		974,001

Fair value of options granted during the year	$270,000		$1,307,580

The options outstanding at December 31, 2003 have exercise prices as indicated in the table below.

Option Price	Number of Options	Weighted Average Remaining Life
<-$1.00	855,500	9.05
$1.01-$2.00	429,250	9.15
$2.01-$3.00	714,375	6.34
$3.01-$4.00	201,340	6.84
$4.01-$5.00	20,000	7.42
$5.01-$6.25	248,000	6.23

Total	2,468,465	7.81

        During the three months ended March 31, 2004 the Company issued an additional 730,749 options to employees and directors including 15,000 as an inducement for employment to certain employees. The options are priced at $2.00 and they expire in 2014.

        The Company has issued warrants to purchase common stock in connection with issuance of notes payable to stockholders, convertible debentures, and preferred stock. The following table summarizes warrants outstanding at December 31:

2003			2002
WARRANTS	EXERCISE PRICE	EXPIRATION	WARRANTS	EXERCISE PRICE	EXPIRATION
8,242,167	$0.65-3.00	07/04-02/08	1,261,358	$2.10-10.00	07/04-09/06

8,242,167			1,261,358

        During the twelve months ended December 31, 2003 the Company issued an additional 6,750,090 warrants in conjunction with the 2003 preferred equity offering, 2003B preferred equity offering and the balance sheet restructuring. The warrant price range from $0.65 to $2.75 and they expire between January 1, 2005 and February 14, 2008.

        In May 2004 the Company issued an additional 357,142 warrants in conjunction with the 2004 preferred equity offering. The warrant price is $2.20 and they expire on May 6, 2006.

        As of May 21, 2004 there were a total of 8,599,309 warrants outstanding.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

INDEMNIFICATION

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Overview

        Axcess, through its proprietary technology, is a manufacturer of advanced physical security and enterprise asset management systems that can automatically locate, identify, track, monitor, count, and protect people, property and vehicles. The purpose of the systems is: to reduce loss and liability; to increase the efficiency of a client's employees; and to improve the management of personal property, logistics, and facilities. Axcess utilizes two patented and integrated technologies: battery-powered wireless tagging called Active-Radio Frequency Identification (RFID) and network based streaming digital video (IPTV). The primary applications of our technology are: network-based security video recording and surveillance; automatic "hands-free" personnel and vehicle access control; and automatic asset tracking and protection. Systems are sold through systems integrators who manage the sale, provide the installation, and first level customer service. The systems utilize the customer's existing infrastructure or are embedded within an integrator's total solution package. Complete end-to-end systems can also be purchased from AXCESS' employing enterprise software or browser-based hosted software.

Company History

        Axcess was formed in November 1982 as Lasertechnics, Inc. Prior to 1999, Axcess, through two subsidiaries, sold high-end dye-sublimation card printers and high-speed laser marking equipment. During 1998, we determined that it could not be consistently profitable selling these products. Accordingly, in October 1998, we discontinued the operations of our 96% owned subsidiary, Sandia Imaging Systems Corporation, which was engaged in distributing and reselling high-end dye-sublimation card printers and consumables. We sold this business in December 1998. A second subsidiary, Lasertechnics Marking Corporation, was engaged in fabricating, distributing and selling high-speed laser marking equipment. In April 1999, we sold Lasertechnics Marking Corporation to affiliates of Amphion Ventures, L.P., a major stockholder of ours. See also "Item 12. Certain Relationships and Related Transactions."

        Axcess then made a concerted effort to enter into the high technology security products marketplace, and identified RFID as its initial target. In September 1998, we consummated the acquisition of the RFID based intellectual property assets of ASGI, Inc. and Nauta, Inc., unaffiliated entities to Axcess. The intellectual property assets included a patent, trade secret rights, software, hardware, product designs and all other technical information necessary for us to manufacture and market RFID products to the access control and asset management markets.

        In July 1999, Axcess acquired another company in the security technology marketplace in the digital video or CCTV area. We acquired substantially all of the assets, including the network video technology, of Prism Video, Inc. Prism Video, Inc. was engaged in the development, design, manufacture and marketing of video security technology and video storage products. Axcess then hired new senior management experienced in the packaging, sales, and marketing of high technology security products.

        Axcess further developed the RFID and network-based streaming video technologies throughout 2002 and 2003. It also secured key reference accounts and established branding for its product lines during the period. In November 2001, we acquired all of the assets of IVEX Corporation relating to its VSA 1200 Project. The VSA 1200 project was an embedded processor-based multimedia streaming network appliance that pushes advanced video and audio processing directly onto the corporate or Internet backbone, then to any point on the network, including handheld devices. Throughout 2002 and 2003, we used our reference customers and our brand awareness to secure key marketing channel partners. These partners are important to the future revenue growth of Axcess' business due to their market presence. We believe that by integrating our systems into the systems of these channel partners, adoption of our technologies and products will be accelerated. Axcess has completed the integration efforts with certain channel partners and is in the process of integrating others.

        In April 2003, we changed out name from Axcess Inc. to Axcess International, Inc.

Sales Channels

        Axcess utilizes an indirect sales model focused primarily on system integrators as marketing channel partners capable of selling, installing and servicing network-based CCTV, access control and asset management applications. Other outlets include distributors, specialty dealers, catalog sales organizations, and OEMs (original equipment manufacturers). Axcess is continuing channel development in the security industry, by focusing on large system integrators that have significant sales in which we hope to participate in. The system integrators and dealers are responsible for the installation in almost all cases. Axcess has three sales people that support individual sales as needed. Using established channels to gain widespread exposure and sales leverage is a well-utilized model in the industry.

        The indirect sales model allows us to address multiple industry segments generically, including manufacturing, wholesale / distribution, retail, services, government, education and finance. The indirect sales model fits the characteristics of our product portfolio with other products, which become system solutions that require custom site planning and installation. Sales generally have multiple locations with the average revenue per system location in the tens of thousands, and are based on a new technology and its application to traditional security problems. By working directly with established marketing channel partners, this indirect model also gives us the flexibility to introduce new products and applications as they are developed.

        For certain focused large system sales opportunities, Axcess works more directly with end users. This approach enables us to prospect directly for selected larger transactions and reference accounts in a prudent, "opportunity driven" fashion. The eventual installation is still accomplished through an established channel partner.

        In the first quarter of 2004, we began to pursue the enterprise supply chain/logistics market for RFID solutions. We announced the Onlinesupervisor middleware and software platform and its ability to operate in a compatible fashion with Global Electronic Product Code (EPC) RFID tagging standards. We also announced a recent example where a customer implemented a vehicle access control solution, which automatically tied the inventory it was carrying.

Partnering

        Axcess believes that the security integration business will continue to go through consolidations and grow by acquisition, and that each of the large integrators are working to develop full-product portfolios to provide the widest range of solutions for their customers. We also believe that our products can play a key role as strategic elements of these portfolios, and that the integrators bring to Axcess broad product and corporate exposure and sales capabilities. The security systems integration industry is a $4.5 billion segment, up from $1.5 billion in 1995 and the segment is growing at approximately 12%—15% per annum according to a Security Distributing and Marketing (SDM) Magazine report. The largest global integrators that provide security technology solutions include Honeywell, Tyco, Siemens, Group 4 and General Electric.

        Axcess has signed partnering agreements with several integrators. In general, these agreements provide for the integrators to sell and market Axcess' products, favorably price Axcess' products based on the volume of the Axcess' products sold, provide customer service support for the Axcess products sold by the integrators, and integrate Axcess products into the integrator's system. We believe this integration strategy has advantages over our prior partnership arrangements and will offer an increased opportunity for rapid sales growth.

        Honeywell.    In 2000, Axcess signed a product development and marketing agreement with Honeywell and completed their integration and began actively marketing our products during the fourth quarter of 2003. Honeywell has bid and sold Axcess' RFID products to support the United States Department of Defense procurements in asset management and we believe that some of the resulting programs may be awarded in 2004.

        Sonitrol (Tyco).    In 2000, Axcess signed a strategic partnership agreement with Sonitrol. In 2002, Sonitrol finished the integration of Axcess' software into the security-monitoring platform of Sonitrol. The solution provides video capability for their security monitoring franchises.

        Software House, Sensormatic, and ADT (Tyco).    In 2001, Axcess was selected by Software House as the preferred provider of RFID solutions for asset management. Since then, Axcess' ActiveTag™ products have been integrated into the C-Cure 800 access control system. Sensormatic and ADT also have the capability to sell the Axcess system integrated into C-Cure.

        PSA Security.    In 2003, the security industry's largest buying cooperative, PSA and Axcess agreed to partner whereby we would supply PSA's approximate 135 integrators with our system solutions. In April 2004, we demonstrated our products at PSA's annual trade show in Las Vegas.

Other Integrator Partners

        Axcess has signed partnership agreements with Anixter and Samsung, USA. Our system has been integrated into the systems provided by Samsung, Iteras, and TVL, totaling five integrators who have our system embedded into their core solutions.

Products and Technology

        Under the ActiveTag™ label, Axcess supplies active RFID system solutions that connect directly into standard security systems or utilize the enterprise networks or the Internet. ActiveTag™ is a multi-use, single-system solution scaleable for small, medium, and large enterprises. This versatile technology has three patents awarded with applications for two additional patents pending. The system supports a variety of automatic monitoring and tracking applications, including electronic asset protection and asset management, and automatic personnel and vehicle access control.

        ActiveTag™ uses small, battery-powered tags that, when automatically activated at control points throughout a facility, transmit a wireless message to palm-size receivers networked on an existing corporate local area network (commonly referred to as LAN). Tag identification and location information are instantly forwarded to a local security control panel or transmitted over the network to a host computer. ActiveTrac™ is an application software program that logs and displays the information from the tag to provide a comprehensive picture of the person, asset or vehicle being tracked. In addition, Axcess is continuing to develop OnlineSupervisor™ software, which has a browser-based display and provides real-time management solutions through reporting, display, and decision and control functions.

        ActiveTag™ tracks assets as the assets enter, exit and move within a facility to monitor their whereabouts, detect theft and prevent loss. ActiveTag™ software can link assets and personnel together to provide a non-invasive, hands-free access control and asset protection solution at perimeter doors and other controlled entry and exit points. Personnel tags include a panic button for increased personal safety and peace of mind. This software can track vehicle and equipment movements to provide real-time, paperless logistics data and automated gate control. Not only can pallets, containers or boxes be tracked in real-time, but also a beaconing feature (where the tag transmits on a fixed time interval)

allows the user to automatically count and monitor all inventory, even while stationary. One version of the RFID tag includes an embedded temperature sensor inside to monitor and transmit measurement of ambient temperature or to signal when the temperature moves outside of a defined range. This sensor capability is utilized today for helping with the early detection of computer server failure in data centers. Another version of the RFID tag has external sensors so the tag can act as a low-cost wireless transmitter.

        The Axcess Prism Video products offer a fully networked, digital video system for enterprises providing remote and local security video (CCTV), as well as digital video recording. Enterprises use this system to transmit and view video to detect security incidents. Axcess offers proprietary VSLE video compression, supported by twelve patents with applications for one more patent pending. The advanced compression technology allows video to be viewed live over traditional phone lines or on any network computer, and recorded and efficiently stored for analysis at a later time. A full array of Prism Products, including cameras, transmitters and recorders, provide customers with low cost, enterprise-wide digital video solutions over the network. Cameras and transmitters can utilize any transmission facility, including phone lines, ISDN, LAN, Internet or other facility. High speed, real-time video and audio provides visibility into operations to improve life safety, improve efficiency, observe sales programs, reduce theft, and monitor compliance with both legal and corporate guidelines.

        The LANconnect™ product line is comprised of advanced multimedia streaming network appliances that acquire video at the source, and then provide advanced video and audio processing over the network to digital recorders and on to the other points of the network. The combination of highly-integrated embedded processing power and programmability allows digital video processing to be distributed at the analog source, freeing up valuable network bandwidth, reducing video storage requirements, eliminating single point of failure and enabling the user to select the quality of the video. The LANconnect system also stores video digitally, which allows fully distributed storage. These storage possibilities make the video network efficient by transmitting needed video only, yet making all of the video available on demand. Only needed, "exception-based" video is transmitted either on alarm or on-demand.

        The LANcam™ network camera transmits digitized CCTV video directly over an enterprise LAN at low bandwidths. Each camera is independently controllable, including the control for the amount of network capacity or bandwidth the camera utilizes, which prevents performance impacts on other applications.

        Network-based digital video recording can be widely distributed geographically using LANcorders™ to provide easy access to recorded video along with live video on-demand. The Axcess specialized implementation includes a software only videocassette recorder, or time-lapse recorder, utilizing standard computers on the existing network for recording rather than dedicated hardware recorders. This architecture includes distributed video recording along with playback and live viewing over an existing computer network. We believe that this inherently low cost and flexible architecture establishes a foundation upon which we may compete today and in the future.

        The Prism Video line includes a suite of software products for viewing live and recorded video. These products range from dedicated security software applications, to web page viewing for casual use. The products also permit a user to view video on wireless devices such as handheld computers connected to a standard wireless LAN system.

        The Onlinesupervisor™ system integrates the presentation of RFID data and digital video to a standard web browser. Through a display customized to each end user, real-time status is integrated with live and recorded digital video. Events that can be shown involve premises security, physical asset protection, personnel staffing, and operations performance. Up to the minute personnel and asset inventory counts are provided. Live streaming video is available of each site, via the network connection. Each monitored event is linked to the database of recorded video files to enable the viewing of tagged events such as personnel activity at door entrances and exits, access to controlled areas, and asset movements. The system is available as a standalone enterprise solution or as a portal-based solution hosted by Axcess. We believe that the system is unique in its ability to link information read from a tag with video clips and pictures from the scene surrounding the tag.

        Typical applications of the our products include:

          "Hands-free" automatic personnel identification and access control. Doors can be automatically opened as the accredited employee approaches the door, enabling rapid and easy entrance without presenting a card to be swiped. Multiple logical control zones can be set up within a facility, making key areas automatically more secure as non-authorized people are quickly identified. The identification can be linked to tagged assets to improve asset management accountability.

          "Hands-free" automatic vehicle identification and access control. Vehicles automatically enter a controlled or gated area with a validated tag placed in the vehicle. The tag is recognized as it approaches the gate, allowing "rolling access" and facilitating entrance and exit speed. For industrial applications, driver tags and inventory tags can be matched to ensure integrity of the shipment.

          Electronic asset protection and tracking. Assets, such as computers and medical equipment, are automatically tracked as they move throughout the facility and protected if they approach a perimeter door without authorization. Linking to custodian tags provides accountability and instant authorized movement.

          Electronic fixed asset inventory and protection. Static assets such as desktop computers can be tagged and automatically inventoried at periodic intervals. Should the assets be moved, their location is identified and automatically tracked.

          Electronic inventory control and tracking. Inventory items, such as pallets, crates, barrels and vessels, can be automatically located, identified, and tracked as they move, and protected against unauthorized removal.

          Corporate CCTV digital video recording. Traditional security video recording can be done digitally, apart from the source camera to ensure efficiency, quality, performance and availability.

          Remote CCTV surveillance. Traditional security surveillance is provided via telephone line or over the network to give remote viewing for security central monitoring and for operations review. In retail stores, this provides life safety as well as improved monitoring of operations. In schools, student monitoring is improved with live, on-campus video available to the police. In homeland defense, live video of an incident is available to authorities, including mobile professionals.

          Automatic personnel accounting (mustering). In cases of catastrophic disaster involving buildings, tags on people are used to identify who exited safely.

Markets

        Axcess operates in the electronic security products and systems markets. Its products have been designed, built and introduced with general purpose, broad applications in mind, cutting across many industries. Some examples of product solutions in selected markets are provided below.

          Retail CCTV. Management and security station personnel can use Axcess products to remotely supervise facilities such as retail stores, convenience stores, and fast food stores from the desktop using video transmitted over an enterprise WAN, the Internet, or modem. Retail personnel can also use remote video systems in retail for life safety and to reduce employee theft. Axcess has many notable customers in this market.

          Education. Various schools and universities are implementing tagging to protect data center assets; schools and universities are also using networked video for life safety reasons. Many schools and universities already have built-out networks, so RFID tagging and networked video may be added for the incremental cost of this equipment. Built-out networks also offer additional flexibility to move video remotely and share video data with school administrators and authorities.

          Corporate Access Control and Asset Management. Employees may gain access to company premises using automatic hands-free personnel RFID tags that may also be placed on corporate assets, such as laptops, to track movements and prevent loss. Axcess, through its control-point architecture, believes that it has a unique solution to address this market by tagging laptops and implementing control zones.

          Corporate Security CCTV. We believe that security CCTV is the fastest growing segment for security products and systems. Management personnel can use security CCTV to view live motion video over the network and access stored video clips on-demand of operations activity, personnel corporate compliance, and security. Many existing security systems are analog, limiting video availability to cabled networks and videocassette recorder tape. The Axcess products provide a bridge from analog systems to digital networks. Networked video enables viewing from desktops and wireless handhelds by multiple departments. Recorded video may be made available to numerous locations on the corporate LAN or via the Internet.

          Airport Security and Homeland Defense. Axcess can provide hands-free premise access control to employees and authorized vehicles needing easy, secure access to the terminal and tarmac. Our products can provide controlled access for fuel trucks at the fuel depot. Courtesy vehicles can use access control for added gate security. Networked video and recording may be added to the network infrastructure to extend security visibility throughout the terminal and grounds.

          Data Center Asset Management. Axcess products locate and protect computer servers, central processing units and other equipment using RFID tagging. Tagged servers can also be monitored with temperature sensor tags that not only protect against loss and misplacement, but also provide an early indication of potential failure. Axcess products provide security and visibility from the entrances to the server and cage level. Many legacy data centers and computer rooms have the same characteristics. In addition to tagging the computers, users of Axcess products can tag authorized personnel to facilitate easy movement of the assets and to restrict access to sensitive areas. Video complements the asset management application by providing live viewing capability into the co-location cage or cabinet area. Archived video is also available to investigate asset-based activity alarms.

          Healthcare Resource Management. Our products have been designed to tag personnel and equipment to provide better utilization of clinical devices, to locate patients, and to stage devices in order to speed up procedures. Users of our RFID tagging products may reduce equipment and personnel costs associated with patients moving within the facility. Our equipment may enable healthcare facilities to increase revenues from more efficient billing of equipment usage.

          Inventory and Transportation Management. Cartons, pallets, containers and even missiles may be tagged so they can be located, tracked and monitored to facilitate movement, rapid order picking and inventory verification. Bar coding is common in source product labeling at the start of the supply chain. Once products are packaged in larger containers for shipping and warehousing, RFID tagging complements bar coding and the warehouse system by enabling automatic long-range identification and location of products. In production applications, the tag can be a wireless sensor for a production line, transmit information about the build specifications for a product, and send notifications from the finished goods area after production is completed.

Patents and Proprietary Technology

        Axcess relies on a combination of patents, trade secrets, technology licenses, and other intellectual property rights. In total, we have received fifteen U.S. patents with international coverage around the globe. We also have three patents in various stages of prosecution with foreign patent authorities. The period covered by our issued patents ranges from seven to seventeen years. We intend to protect and enforce our intellectual property rights and to preserve our rights relating to our key product technologies to the extent commercially reasonable. We have applied for registration of a number of trade and service marks, including Axcess Inc.™ the Axcess Inc. (logo)™ LANcam, ActiveTag™, onlineaccess.com™, Prism Video™ and LANcorder™.

Engineering and Development

        The Prism Video™ product line provides flexible capture and placement of video on a network for recording and display over the network. During 2002, we completed development of specific feature and function enhancements to our Prism Video™ product line that integrators have requested. We are developing advanced video processing algorithms and will continue to focus on these algorithms to increase the intelligence of our video appliances. Examples of these algorithms include advanced motion detection, motion tracking, speed and direction measurement, object addition and subtraction detection, facial recognition and people counting.

        During 2002, we developed a new, smaller key-fob size form factor for the RFID tags and during 2003 we introduced an electronic bracelet for automatically identifying, tracking and protecting people or assets. We also introduced an anti-tamper cargo container tag to support Operation Safe Commerce initiatives. We expect to reduce the cost of a personnel tag compared to previous form factors. We continue to look at the development of new semiconductors for integrating RFID functions into smaller and less costly devices. We intend to work toward the inclusion of various sensors, such as motion, humidity and power, to enable the tagging system to more fully address market needs in the data center and logistics markets. We anticipate that third party improvements to battery technology and manufacturing methods will enable size reduction.

        Onlinesupervisor™ is a highly versatile product where radio frequency identification (RFID) tag transmissions are received from readers over the network, then filtered against the various criteria needed for managing a business most productively. The integration middleware enables virtually any data format to be received, translated into another, and transmitted to the destination system. The browser-based viewing dashboard is customizable by type of user, particularly useful for customized alerting. Alerts are linked automatically to a digital video clip of the transaction for supervisory review. Onlinesupervisor™ development continues to add additional data sources that can be delivered over the same platform, making the product expandable beyond RFID data on an industry specific basis into areas including condition monitoring and data mining.

Competition

        The market for our products and services is intensely competitive and is characterized by rapidly changing technology, evolving user needs and the frequent introduction of new products.

        A number of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources. We believe that the principal factors affecting competition in our markets include product functionality, performance, flexibility and features, use of open standards technology, quality of service and support, company reputation, price and overall costs of ownership. In order to compete, we seek to provide products that are technologically superior and that deliver better value. We believe that the following factors help distinguish our products from those of competitors.

        The ActiveTag™ RFID automatic identification system benefits from low cost, long-range tag activation and transmission, which have a small form factor, long-term battery life, and also a platform for adding sensor capabilities. The activation of tags occurs at a separate low frequency, a patented approach, which we believe, gives Axcess an advantage among active RFID companies in the ability to establish physical control points, such as doorways, and virtual control points, such as hallways. The receiver system is designed as a low cost infrastructure that connects directly into legacy systems and also runs on a standard Ethernet network backbone. The system is flexible enough to support multiple applications for people, physical assets, and vehicles. Finally, the tag data is integrated with live and recorded streaming video on a multi-user browser display platform for both casual viewing and industrial requirements.

        Flexibility comes from the use of dual frequencies for wake-up and transmission; low frequency on wake-up and UHF for transmission. Tag transmission at UHF penetrates all materials except metal, enabling reliable tag transmission. This also enables long range tag reads using omni-directional antennas so that no line of sight is required. A simple transmission protocol allows multiple tags to be read simultaneously. The advanced battery management design provides battery life of three to five years under normal operating conditions, and five to seven years with an enhanced battery. Control point activation, combined with the ability for tags to transmit on set time intervals or be queried individually enables the ActiveTag™line to meet the major user requirements, including dynamic tracking, static tracking, multiple simultaneous tag reads, "authorized" movement of tagged assets, and a long read range for tag transmission, which we believe gives us an advantage. We also believe that these features enable the system to outperform passive systems, relative location positioning systems, and infrared and combo infrared / RFID systems from competitors.

        The Prism Video™ is a complete end-to-end system, which includes video transmitters, streaming video cameras, software digital recording, web display, and wireless handheld display are all integrated in an open architecture fashion on the network using the LAN and Internet. The solution reduces the need for special camera cabling, also enabling network-based video recording to be placed in geographically optimal positions. With the video on the network, all video is viewable from anywhere in the world the network provides authorized access. The all-digital solution focuses on event-based security breach detection, alarming, and evidence recording and notification. It makes a video security system more economic, have a greater geographical reach and operate more effectively. Personnel are able to focus on prevention and response rather than on evidence processing. Its efficiency is derived in part from advanced video compression performance. Whether the video is compressed in the LANcam™ camera, the LANconnect™ network appliance products, or in a MicroMole video transmitter, the compression will use between two and thirty times less bandwidth than uncompressed systems. This means more cameras can be used on a given network, and if only standard modem links are available, the video performance will still be adequate. Even the fast performance proprietary scheme, VSLE, can be converted to the Windows standard.avi frame format for software-only recording and live display. The network appliances under the LANconnect product family are programmable, ready for upgrades in compression types and advanced video processing, which allows automated detection of security breaches. Axcess believes that its solutions provide an inherent parts cost advantage over competitor's digital video devices due to the simplicity of the compression code when implemented in an embedded system such as the LANcam. Similarly, because of this compression efficiency, stored video will take up less capacity on a hard drive, or other type of storage media than other digital video recorders. All camera, transmitter, and storage products are network enabled. The Prism Video™ line includes over thirty interfaces to peripheral control equipment such as pan, tilt, zoom, and multiplexers making it compatible with legacy CCTV equipment and requirements.

Manufacturing and Suppliers

        We outsource the manufacturing of our products and consequently depend on outside manufacturers to supply finished product. A large number of manufacturers in the U.S. have the capability to produce our products. We periodically seek bids for manufacturing and have multiple manufacturing sources for each of its products.

        Although we depend on a number of outside suppliers for components of our products, we have designed our current line of products so that we are not dependent on a single source for any of our products' components. Most of the components we use are "off the shelf" and are readily available. Although we have generally been able to secure adequate suppliers, the inability of the Company in the future to obtain sufficient suppliers of component parts could have a material adverse effect on our results of operations.

        There are currently no long-term agreements between us and our manufacturers or suppliers.

Research and Development

        If we have sufficient working capital, we plan to continually develop new products utilizing our existing technology and we plan to bring new products to market throughout 2004. New products in both video and RFID will be built upon the core platforms now in place. In RFID, we believe that our new tag with a key-fob form factor and electronic bracelet will offer a lower cost and smaller version of the existing personnel access control tags. We believe these new tags will also be used for protecting assets from theft. In video, we believe the complete TCP/IP network-based solution the company provides to be the winning CCTV architecture, focusing now on the software-based network video recorder (NVR). The new products take advantage of the ability to record and store security video at the camera location and transmit both live and recorded security video via multiple simultaneous connections to critical users. There can be no assurance that we will have sufficient working capital to undertake these activities.

        During 2003 and 2002, we spent $632,974 and $1,632,385, respectively, for research and development and plan to continue spending similar amounts in fiscal year 2004 to develop products to support our continued revenue growth. However, any such spending will be dependent upon our ability to raise additional capital, as we do not have sufficient revenues to support such an activity using our own resources.

Employees

        As of May 21, 2004, we had sixteen full-time employees and no part-time employees.

Government Regulation

        Government regulations have not had, nor are they expected to have, a material effect on Axcess' financial condition, results of operations or competitive position. FCC approval is required for some of our principal products.

Environmental Factors

        There has been, and it is anticipated that there will continue to be, no material effect upon Axcess' capital expenditures, earnings, or competitive position due to compliance with existing provisions of federal, state and local laws regulating the discharge of material into, or otherwise relating to the protection of, the environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

Cautionary Note on Forward-Looking Statements

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions "Business," "Risk Factors," Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future economic performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

        The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and result illiquidity, dependence upon software vendors or significant customers, inability to expand our business, lack of diversification, sales volatility or seasonality, increased competition, changing customer preferences, results of arbitration and litigation, stock volatility and illiquidity, failure to successfully reorient Axcess as a technology/marketing services company, failure to implement our business plans or strategies, failure to attract acquisition targets, or ineffectiveness of our marketing program to develop and capitalize on strategic alliances. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under related to these factors and the forward-looking statements in this prospectus appears under the caption "Risk Factors" and elsewhere in this prospectus. Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. Axcess disclaims any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

        Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption "Risk Factors" in this prospectus, our financial statements and the related notes thereto incorporated by reference into this prospectus, and other documents filed by Axcess from time to time with the Commission.

Recent Developments: Going Concern and Liquidity Problems

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2003. The paragraph states that our recurring losses from operations and resulting continued dependence on access to external financing raise substantial doubts about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

        We do not have sufficient working capital to sustain our operations. We have been unable to generate sufficient revenues to sustain our operations. We will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.

Results of Operations

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

        Sales and Gross Profit.    Sales for the three months ended March 31, 2004 were $206,678 and for the three months ended March 31, 2003 were $290,564. Cost of sales for the three months ended March 31, 2004 were $98,886 and for the three months ended March 31, 2003 were $174,712. The gross profit for the three months ended March 31, 2004 was $107,792 and $115,852 for the three months ended March 31, 2003. The decrease in sales was due to a large order for the video product in 2003 that was not duplicated in 2004. The margin improvement is driven by a shift in the product mix and continued improvement in margins based on the shift to contract manufacturers.

        Radio frequency identification (RFID) product sales were $174,307 for the three months ended March 31, 2004 and $126,312 for the three months ended March 31, 2003. Cost of sales was $85,497 for the three months ended March 31, 2004 and $80,935 for the three months ended March 31, 2003. As a result, gross profits from RFID products were $88,810 for the three months ended March 31, 2004 and $45,377 for the three months ended March 31, 2003. Sales are continuing to increase based on the increased exposure in the marketplace. The margin improvement is a result of the product mix shift and continued improvement based on the shift to contract manufacturers.

        Digital video product sales were $32,371 for the three months ended March 31, 2004 and $164,252 for the three months ended March 31, 2003. Cost of sales was $13,387 for the three months ended March 31, 2004 and $93,776 for the three months ended March 31, 2003. As a result, gross profits from digital video products were $18,984 for the three months ended March 31, 2004 and $70,476 for the three months ended March 31, 2003. The decrease in sales is a result of one large order during 2003 that was not duplicated in 2004. The margin improvement is a result of the product mix shift and continued improvement based on the shift to contract manufacturers.

        Operating Expenses.    Operating expenses were $857,789 for the three months ended March 31, 2004 and $602,719 for the three months ended March 31, 2003. This increase was due to increased salaries, increased advertising, additional research and development, higher insurance and the hiring of outside professional services companies.

        Research and development expenses were $185,359 for the three months ended March 31, 2004 and $136,393 for the three months ended March 31, 2003. The increase is a result of increased salaries from the recession of the pay reduction implemented during 2003 and some additional development relating to certain RFID products offset by the downsizing of the California facility.

        Corporate general and administrative expenses were $404,215 for the three months ended March 31, 2004 and $258,567 for the three months ended March 31, 2003. The increase is a result of increased salaries from the recession of the pay reduction implemented during 2003, increased spending on an investor relations firms, increased director's and officer's insurance and an increase in professional services expenses relating to the filing of a registration statement. However, we were able to offset some of that increase with a reduction in bad debt expense.

        Selling and marketing expenses were $174,583 for the three months ended March 31, 2004 and $88,597 for the three months ended March 31, 2003. The increase is a result of increased salaries from the recession of the pay reduction implemented during 2003, increased headcount and an increase in advertising. We attended several trade shows during the first quarter as well as placed several advertisements. We are attempting to reestablish our place in the market.

        Depreciation and amortization expenses were $93,632 for the three months ended March 31, 2004 and $119,162 for the three months ended March 31, 2003. The decrease is related to lower depreciation expense as a result of the age of the equipment, the closing of the Georgia facility and the downsizing of the California facility.

        Other expenses, net.    Other expenses, net, were $227,971 for the three months ended March 31, 2004 and $216,848 for the three months ended March 31, 2003. Interest expense was $103,083 higher during the three months ended March 31, 2004, compared to the three months ended March 31, 2003, reflecting an increase in the amortization of the debt discount related to the convertible notes that converted during the quarter. We also were able to settle some accounts payable issues relating to prior periods at a discount from the accrued amounts, which resulted in an $88,243 income. As a result of the downsizing of the Texas facility we sold certain furniture and fixtures that we no longer needed for $6,509.

        Net Loss.    Net loss was $977,968 for the three months ended March 31, 2004, compared to a loss of $703,715 for the three months ended March 31, 2003. The increase is mainly relating to the increased salary expense, increased marketing activity and the hiring of certain professional service firms.

        Preferred Stock dividend requirements.    Preferred Stock dividend requirements were $65,520 for the three months ended March 31, 2004 and $99,196 for the three months ended March 31, 2003. This decrease was due to fewer preferred shares outstanding.

Year Ended December 31, 2003 Compared to December 31, 2002

        Sales and Gross Profit.    Sales for the year ending December 31, 2003 and 2002 were $915,825 and $1,596,221, respectively. We realized gross profits of $204,900 in 2003 and $383,220 in 2002. Three customers accounted for 28% of total revenue in 2003 and four accounted for 49% of the total revenue in 2002. Cost of sales for the year ended December 31, 2003 and 2002 were $562,060 and $1,078,518, respectively. We also recorded a charge of $148,866 for inventory impairment during the year ended December 31, 2003 compared to $134,483 for the year ended December 31, 2002. The impairment was as a result of the change in strategy from self-manufacturing to contract manufacturing. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. The decrease in sales was due to our lack of financing and the inability to fulfill orders, which was addressed with the 2003 and 2003B preferred equity offerings. We are currently fulfilling orders in the ordinary course of business. The margin improvement (excluding inventory impairment charge) is driven by a reduction of the production staff due to our move towards contract manufacturing.

        Radio frequency identification (RFID) product sales were $587,100 and $641,810 for the year ended December 31, 2003 and 2002, respectively. Cost of sales was $374,727 for the year ended

December 31, 2003 and $423,059 for the year ended December 31, 2002. We also recorded a charge of $35,746 and $75,293 for inventory impairment during the year ended December 31, 2003 and 2002, respectively. The impairment was as a result of our change in strategy from self-manufacturing to contract manufacturing. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. As a result, gross profits from RFID products were $176,627 for the year ended December 31, 2003 and $143,458 for the year ended December 31, 2002. The increase in gross margin is mainly related to a reduction of production costs and warranty expenses. Two customers accounted for 26% and four customers accounted for 51% of the RFID sales during 2003 and 2002, respectively.

        Digital video product sales were $328,725 and $954,411 for the year ended December 31, 2003 and 2002, respectively. Cost of sales was $187,333 for the year ended December 31, 2003 and $655,459 for the year ended December 31, 2002. We also recorded a charge of $113,120 and $59,190 for inventory impairment during the year ended December 31, 2003 and 2002, respectively. The impairment was as a result of our change in strategy from self-manufacturing to contract manufacturing. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. As a result, gross profits from digital video products were $28,272 for the year ended December 31, 2003 and $239,763 for the year ended December 31, 2002. The decrease margin percent was primarily due to the increase in inventory impairment and the decrease in sales volume. Two customers accounted for 51% and 56% of the video sales during 2003 and 2002, respectively.

        Operating Expenses.    Operating expenses were $2,641,681 and $4,840,043, in 2003 and 2002, respectively. We were able to lower our research and development, general and administrative, selling and marketing and depreciation and amortization expenses. This decrease was due to cost reduction programs implemented during 2002 and continuing through 2003 including a staffing reduction, fewer marketing expenditures and the completion of several research and development projects.

        Research and development expenses were $632,974 in 2003 and $1,632,385 in 2002. The decrease is a result of the completion of the integration of some of the video and RFID products allowing for a reduction of employees, the closing of a facility in Georgia, the downsizing of the facility in California and the elimination of certain leased equipment. Offset by an increase in certification expense and product development expenses.

        Corporate general and administrative expenses were $1,287,944 and $1,568,969 in 2003 and 2002, respectively. During 2003 we hired a firm to assist us with investor relation activity and experienced an increase in our cost of insurance. However, we were able to decrease our overall cost. The decrease can be attributed to a reduction in salary expense, elimination of contract labor, lower rent with the closure of half of the Texas facility and a reduction of outside legal and accounting service fees.

        Selling and marketing expenses were $280,190 and $1,072,425 in 2003 and 2002, respectively. The decrease was caused by our strategic shift away from a direct selling (our sales people contacting the end users) approach and an increased reliance on an indirect (focus on us selling to the integrators who sell to the end users) marketing approach. The strategic shift allowed us to decrease the headcount and lower the advertising. The indirect sales model allows us to address multiple industry segments generically, including manufacturing, wholesale / distribution, retail, services, government, education and finance. The indirect sales model fits the characteristics of our product portfolio with other products, which become system solutions that require custom site planning and installation. By working directly with established marketing channel partners, this indirect model also gives us the flexibility to introduce new products and application as they are developed. However, during the fourth quarter of 2003 we did add a marketing individual and two additional sales people to increase the support on the indirect channel.

        Depreciation and amortization expenses were $440,573 for 2003 compared to $566,264 for 2002. The decrease is related to lower depreciation expense as a result of the age of the equipment, the closing of the Georgia facility and the downsizing of the California and Texas facilities.

        Other expenses, net.    Other expenses, net, were $7,134,877 and $1,144,311 in 2003 and 2002, respectively. During 2003, we exchanged and modified a significant amount of our debt for common shares and warrants. As a result of those transactions we recorded a charge of $6,328,527 for the excess of the value of the shares and warrants issued over the book value of the notes. We also were able to settle several accounts payable issues relating to prior periods at a discount from the accrued amounts, which resulted in a $321,415 improvement in other expenses for the year ended December 31, 2003 compared to the same period in 2002.

        Net Loss.    Net loss was $9,571,658 and $5,601,134 in 2003 and 2002, respectively. The increase is due primarily to charges from the balance sheet restructuring, offset by lower production staffing, headcount reductions across all departments, reduced rent due to the Georgia facility being closed, downsizing of the Texas and California facilities, a reduction of outside services, gains on settlements of account payables and offset by the inventory impairment charge and increased spending on investor relations activities.

        Preferred Stock dividend requirements.    Preferred Stock dividend requirements were $1,841,670 in 2003 compared to $430,003 in 2002. This increase was primarily due to the recording of a beneficial conversion discount of $614,516 for the 2003 preferred stock converted during 2003.

Liquidity and Capital Resources

        Since inception, we have utilized the proceeds from a number of public and private sales of our equity securities, the exercise of options and warrants and more recently, convertible debt, short-term bridge loans from stockholders and preferred equity offerings to meet our working capital requirements. At December 31, 2003, we had working capital of $786,900 and at March 31, 2004 we had working capital of $260,687.

        Our operations generated losses in 2003 and continue to generate losses in 2004. Our cash decreased $770,188 during the three months ended March 31, 2004 with operating activities using $763,134 of cash. We funded operations primarily through cash on hand from borrowings and equity offerings over the last two years. No assurance can be given that such activities will continue to be available to provide funding to us. Our business plan for 2004 is predicated principally upon the successful marketing of our RFID and digital video products. We anticipate that our existing working capital resources and revenues from operations will not be adequate to satisfy our funding requirements in 2004.

        Our working capital requirements will depend upon many factors, including the extent and timing of our product sales, our operating results, the status of competitive products, and actual expenditures and revenues compared to our business plan. We are currently experiencing declining liquidity, losses from operations and negative cash flows, which makes it difficult for us to meet our current cash requirements, including payments to vendors, and may jeopardize our ability to continue as a going concern. We intend to address our liquidity problems by controlling costs, seeking additional funding (through capital raising transactions and business alliances) and maintaining focus on revenues and collections.

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2003. The paragraph states that our recurring losses from operations and resulting continued dependence on access to external financing raise substantial doubts about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

        Our business plan for 2004 is predicated principally upon the successful marketing of our RFID products and the digital video products. We anticipate that our existing working capital resources and revenues from operations will not be adequate to satisfy our funding requirements through 2004.

        If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.

        2004 Preferred Equity Offering.    During the second quarter of 2004 the Company raised a net of approximately $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consists of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company's common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $4.00 per share.

DESCRIPTION OF PROPERTIES.

        Axcess leases a 6,509 square foot facility in Carrollton, Texas, which is used for administrative, engineering and sales offices. This facility is rented under contract that expires October 31, 2005. The monthly rent is $5,000. We also lease 1,500 square feet in Costa Mesa, California, which is used for engineering space. The lease will terminate in September 2004 and the monthly rent is $1,850. We believe these facilities are suitable and adequate to accommodate our operations. We consider each of these facilities to be in good condition and it is our opinion that the facilities are adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VennWorks

        On September 14, 2000, Axcess entered into a 9.5% convertible demand note ("9.5% Demand Note") with VennWorks LLC ("VennWorks"). The principal outstanding under this note may be converted into securities of Axcess at the option of VennWorks. The borrowings are unsecured and are due and payable on demand by VennWorks. As of November 30, 2003 the outstanding principal balance was $91,106.

        On January 12, 2001, Axcess entered into a 9.0% convertible demand note ("9% Demand Note") with VennWorks. The principal outstanding under this note may be converted into securities of Axcess at the option of VennWorks. The borrowings are unsecured and are due and payable on demand by VennWorks. As of November 30, 2003 the outstanding principal balance was $712,249.

        Axcess entered into a 6.75% convertible note with VennWorks, dated February 14, 2002. The principal outstanding under this note may be converted into securities of Axcess at the option of VennWorks on terms yet to specified. The borrowings are unsecured and are due and payable on demand by VennWorks. As of November 30, 2003 the outstanding principal balance was $326,978.

        In December 2003, VennWorks agreed to convert the entire amount of their outstanding demand notes ($1,130,233) plus all accrued unpaid dividends ($171,240) into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire in two years. As a result of the above-

described transaction, Axcess recorded a loss on debt settlement charge of $6,041,691 for the excess of the value of the shares and warrants issued over the book value of the notes.

Amphion Ventures, L.P.

        On September 30, 1999, Axcess entered into a 10.0% convertible note due September 30, 2002 ("10.0% Demand Note") with Amphion Ventures LP ("Amphion Ventures"). The principal outstanding under this note may be converted into securities of Axcess at the option of Amphion Ventures. The borrowings are unsecured and were due and payable on demand by Amphion Ventures after the note went into default. As of November 30, 2003 the outstanding principal balance was $2,477,979.

        On November 14, 2001, Axcess entered into a 4.5% convertible demand note ("4.5% Demand Note") with Amphion Ventures. The principal outstanding under this note may be converted into securities of Axcess at the option of Amphion Ventures. The borrowings are unsecured and are due and payable on demand by Amphion Ventures. As of November 30, 2003 the outstanding principal balance was $300,000.

        Axcess entered into a 6.75% convertible note with Amphion Ventures, dated February 14, 2002. The principal outstanding under this note may be converted into securities of Axcess at the option of Amphion Ventures on terms yet to specified. The borrowings are unsecured and are due and payable on demand by Amphion Ventures. As of November 30, 2003 the outstanding principal balance was $1,747,022.

        Amphion Ventures issued to Axcess a Subordinated Promissory Note Due March 31, 2002 having a principal amount of $4,000,000. As of November 30, 2003 the outstanding principal balance was $3,902,375.

        Axcess reached an agreement with Amphion Ventures L.P. with regards to above described notes between the Parties. Axcess was indebted to Amphion Ventures LP for $5,530,637 of principal and accrued interest. Amphion Ventures LP owed Axcess $4,711,915 of note receivable and accrued interest.    The above-described notes were set off against each other thereby reducing the debt owed Amphion Ventures L.P. by Axcess to $818,722. Amphion Ventures L.P. also agreed to convert the remaining amount of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75, that will expire in two years. As a result of the above-described transactions, Axcess recorded a loss on debt settlement charge of $362,050 for the excess of the value of the shares and warrants issued over the book value of the notes.

        Amphion Ventures currently hold warrants to purchase an additional 681,358 shares of Axcess common stock. The exercise price range from $2.10 to $2.75 and expire between September 30, 2004 and October 22, 2006.

Amphion Investment, LLC

        Axcess entered into a 6.75% convertible note with Amphion Investments, LLC, dated January 25, 2002. The principal outstanding under this note may be converted into securities of Axcess at the option of Amphion Investments on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Investments. As of November 30, 2003, there was an outstanding balance of $350,000 on this note and accrued interest of $43,787.

        Axcess reached an agreement with Amphion Investment L.L.C. with regards to the above-described note executed between them for $393,787 of principal and accrued interest.     Amphion Investment L.L.C. consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.

Antiope Partners L.L.C.

        Antiope Partners L.L.C. agreed to convert $759,900 of Preferred Series I (including accrued dividends) into 303,960 shares of common stock of Axcess. Antiope Partners L.L.C. also agreed to convert $1,816,719 of Preferred Series J (including accrued dividends) into 726,688 shares of common stock of Axcess.

PV Proceeds Holdings, Inc.

        Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million of non-interest bearing note that was due December 31, 2002 and was in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of two dollars ($2.00) per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest are paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time. Axcess also recorded deferred debt issuance costs of $689,932, which will be amortized over the life of the loan.

        On October 10, 2003 PV Proceeds Holdings, Inc. elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon a Registration Statement becoming effective within 90 days from the date hereof. On December 2, 2003, our SB-2 Registration statement went effective. PV Proceeds Holdings, Inc. has agreed to certain limitations on the sale of these shares based on our current and future share trading volumes. Allan Griebenow, President and Chief Executive Officer of Axcess is currently a board member of PV Proceeds Holdings, Inc.

        PV Proceeds Holdings, Inc. currently has warrants to purchase up to 1,000,000 additional common shares of Axcess. The exercise price of the warrants range in price from $2.00 to $2.50 and they expire between July 28, 2004 and February 15, 2008.

NVW L.L.C.

        In January 2004, Axcess entered into a one year Advisory Agreement with NVW L.L.C. ("NVW"). NVW agreed work cooperatively with us to assist in our growth as set forth. NVW may provide Axcess: (i) Identify, evaluate, and advise on a variety of options for Axcess' to undertake to enhance its current capital structure including business model, financial operations, operational, managerial, strategic, CRM, and strategic technology partnering, (ii) Prepare or coordinate with Axcess and others in the development of business plans, investor presentations, and financial models, when appropriate; (iii) Advise and assist Axcess with strategies relating to asset development, asset enhancement and maximization of asset utilization, including those associated with any intellectual property assets, (iv) Advise and assist Axcess in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (v) Coordinate with, and advise on with the activities of outside professionals, including without limitation attorneys, accountants, market professionals. In return Axcess has agreed to pay NVW $5,000 per month in advance.

        NVW LLC Inc. has warrants, acquired in 2003, to purchase up to 418,000 additional common shares of Axcess. The exercise price of the warrants range in price from $1.00 to $2.75 and they expire between May 15, 2005 and November 12, 2005.

Other Matters

        On July 30, 2002, the wife of Richard C.E. Morgan invested $100,000 in Axcess, pursuant to the terms of a bridge financing agreement. Mrs. Morgan acquired a convertible promissory note in the principal amount of $100,000 and 25,000 unregistered shares of Axcess' common stock. Axcess registered the common shares in December 2003, and Mrs. Morgan agreed not to sell more than one-third of the shares in any calendar month. Axcess and Mrs. Morgan made certain representations and warranties in the bridge financing agreement. The convertible promissory note bears interest at a rate of seven percent compounded annually. At each of July 30, 2003; July 30, 2004; and July 30, 2005, Mrs. Morgan may elect to convert one-third of the principal amount of the note (plus accrued interest thereon) into shares of the Axcess' common stock, provided that we have not, on or prior to each such conversion date, retired one-third of the principal amount of the Note. The conversion price initially is 65% of the average closing price of a share of our common stock for the twenty trading days preceding the given anniversary date, provided that the maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share, and the conversion price is subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Axcess' shares of common stock. Subject to Mrs. Morgan's right to convert the note in accordance with its terms, the note may be prepaid without penalty. Mrs. Morgan has not elected to convert any of the principal or accrued interest.

        In January 2003, the wife of Richard C.E. Morgan invested an additional $20,000 in Axcess, pursuant to the terms of a bridge financing agreement. Mrs. Morgan acquired a convertible promissory note in the principal amount of $20,000 and 40,000 unregistered shares of Axcess' common stock. Axcess registered the common shares in December 2003, and Mrs. Morgan agreed not to sell more than one-third of the shares in any calendar month. Axcess and Mrs. Morgan made certain representations and warranties in the bridge financing agreement. The convertible promissory note bears interest at a rate of seven percent compounded annually. At each of January 31, 2004; January 31, 2005; and January 31, 2006, Mrs. Morgan may elect to convert one-third of the principal amount of the note (plus accrued interest thereon) into shares of the Axcess' common stock, provided that we have not, on or prior to each such conversion date, retired one-third of the principal amount of the Note. The conversion price initially is 65% of the average closing price of a share of our common stock for the twenty trading days preceding the given anniversary date, provided that the maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share, and the conversion price is subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in Axcess' shares of common stock. Subject to Mrs. Morgan's right to convert the note in accordance with its terms, the note may be prepaid without penalty. Mrs. Morgan has not elected to convert any of the principal or accrued interest.

        Richard C.E. Morgan, the Chairman of Axcess' Board of Directors, is the owner of 51.58% of Antiope Partners, L.L.C., 41.65% of Amphion Partners, L.L.C., 49.50% of Amphion Investments, L.L.C., 0.28% of Amphion Ventures L.P., 43.50% of Amphion Capital Management L.L.C., 20.53% of NVW L.L.C. and, 8.54% of VennWorks, L.L.C. Mr. Morgan disclaims beneficial ownership of all of Axcess shares held by these entities.

        Robert J. Bertoldi, a director of Axcess, is the owner of 12.60% of NVW L.L.C., 23.58% of Amphion Partners, L.L.C., 33.00% of Amphion Investments, L.L.C. 29.00% of Amphion Capital Management L.L.C. 0.05% of Amphion Ventures L.P., and 3.87% of VennWorks, L.L.C. Mr. Bertoldi disclaims beneficial ownership of all of Axcess shares held by these entities.

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS.

        Axcess' common shares trade on the over-the-counter bulletin board under the symbol AXSI.BB. Prior to September 2002, our common stock traded on the NASDAQ SmallCap Market tier of the NASDAQ Stock Market under the symbol AXSI. We were notified in September of 2002 that we no longer qualified for the NASDAQ SmallCap minimum listing requirements. The table below sets forth high and low closing prices for our common stock during each of the periods indicated, as reported the over-the-counter bulletin board by NASDAQ. Such price quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	2004		2003		2002
QUARTER ENDED
	LOW	HIGH	LOW	HIGH	LOW	HIGH
March 31	$1.85	$2.25	$0.30	$0.88	$2.20	$4.36
June 30	—	—	0.56	2.55	0.93	2.50
September 30	—	—	2.20	2.85	1.00	1.98
December 31	—	—	1.95	2.59	0.25	1.01

        As of May 21, 2004, we had approximately 893 holders of record of voting common stock.

        Axcess has not paid dividends on our common stock and does not anticipate the payment of cash dividends in the foreseeable future, as we contemplate retaining all earnings to finance the continued growth of our business.

Equity Compensation Plans

        Information concerning the 2001 Equity Incentive Plan and the 1998 Directors Compensation Plan is presented in the table that follows. See "Item 13. Stock Options and Warrants" in the notes to the financial statements.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,199,214	$2.10	1
Equity compensation plans not approved by security holders	—	—	—

Total	3,199,214	$2.10	1

Recent Sale of Unregistered Securities

        During 2003 and the first quarter of 2004, we issued unregistered securities in connection with each of the transactions described below. The issuance of the Preferred Stock, common stock and promissory notes were exempt from the registration requirements of the Securities Act by virtue of Sections 4(2) and 4(6) thereof as a transaction not involving a public offering and made solely to accredited investors. An appropriate restrictive legend was affixed to the stock certificates and warrants.

Convertible Promissory Note

        On July 30, 2002, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 10 "units" to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 shares of the Company's common stock. Each investor has agreed to not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on July 30, 2005. On each of July 30, 2003, July 30, 2004 and July 30, 2005, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company's shares of common stock. The Company without premium or penalty may prepay the notes in whole or in part.

        During the three months ended March 31, 2004, two holders elected to convert $200,000 of their notes plus $67,785 of accrued interest into 160,959 shares of Axcess common stock, which should be issued during the second quarter of 2004. In connection with this conversion, the Company recorded $117,739 of additional debt discount amortization.

        On January 17, 2003, Axcess entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 3.05 "units" to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 shares of our common stock. By agreement, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on January 31, 2006. On each of January 31, 2004, January 31, 2005 and January 31, 2006, the investors have the option to convert one-third of the principal amount of the notes into common stock of Axcess. The conversion price of the notes is initially 65% of the average closing price of a share of our common stock for the twenty (20) trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in our shares of common stock. The notes may be prepaid in whole or in part by us without premium or penalty.

        During the three months ended March 31, 2004, one holder elected to convert $6,667 of their note plus $2,301 of accrued interest into 6,546 shares of Axcess common stock, which will be issued during the second quarter of 2004. In connection with this conversion, the Company recorded $4,212 of additional debt discount amortization.

2003 Preferred Equity Offering

        We completed a $1,537,500 exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase our common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and the 2003 Preferred converted to 2,050,001 shares of Common Stock. In December 2003, we completed as SB-2 registration registering the common shares issued in relation to the 2003 Preferred Equity Offering.

2003B Preferred Equity Offering

        In November 2003, Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Section 4(6) and a Section 4(2) private offering of Preferred Stock to accredited institutional investors. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and

40,000 warrants to purchase Axcess' common stock exercisable for two years at $2.75 per share. Each share of Series 2003B Preferred Stock is automatically convertible into voting common stock on a share-for-share basis (i) when Axcess achieves a full quarter of positive earnings before interest, taxes depreciation and amortization or (ii) when the share price surpasses $3.75 based on the average closing per share price for the 20 trading days preceding. In connection with the 2003B Preferred Stock offering including commissions, Axcess issued 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

        In December 2003, Axcess raised a net of approximately $362,250 of additional working capital through a second closing of the 2003B Preferred. In connection with the second close of the 2003B Preferred Stock offering including commissions, Axcess issued 220,000 shares of 2003B Preferred and 240,000 warrants.

2004 Preferred Equity Offering

        During the second quarter of 2004 the Company raised a net of approximately $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consists of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company's common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $4.00 per share or when we achieve a full quarter of profitability.

VennWorks LLC

        In December 2003, VennWorks agreed to convert the entire amount of their outstanding demand notes ($1,130,233) plus all accrued unpaid dividends ($171,240) into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire in two years from their date of issue. As a result of the above-described transaction, Axcess recorded a loss on debt settlement charge of $6,041,691 for the excess of the value of the shares and warrants issued over the book value of the notes.

Amphion Ventures, L.P.

        Axcess reached an agreement with Amphion Ventures L.P. with regards to the notes between the Parties. Axcess was indebted to Amphion Ventures LP for $5,530,637 of principal and accrued interest. Amphion Ventures LP owed Axcess $4,711,915 of note receivable and accrued interest.    The above-described notes were set off against each other there by reducing the debt owed Amphion Ventures L.P. by Axcess to $818,722. Amphion Ventures L.P. also agreed to convert the remaining amount of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75, that will expire in two years. As a result of the above-described transactions, Axcess recorded a loss on debt settlement charge of $362,050 for the excess of the value of the shares and warrants issued over the book value of the notes.

Amphion Investment, LLC

        Axcess reached an agreement with Amphion Investment L.L.C. with regards to a note executed between them for $393,787 of principal and accrued interest.     Amphion Investment L.L.C. consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.

PV Proceeds Holdings, Inc.

        Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million of non-interest bearing note that was due December 31, 2002 and in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of two dollars ($2.00) per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest of the new note is paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time. Axcess also recorded deferred debt issuance costs of $689,932, which will be amortized over the life of the loan.

        On October 10, 2003 PV Proceeds Holdings, Inc. elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon a Registration Statement becoming effective within 90 days from the date hereof. On December 2, 2003, our SB-2 Registration statement went effective. PV Proceeds Holdings, Inc. has agreed to certain limitations on the sale of these shares based on our current and future share trading volumes. Allan Griebenow, President and Chief Executive Officer of Axcess is currently a board member of PV Proceeds Holdings, Inc.

JP Morgan SBIC LLC (formerly known as J.P. Morgan Investment Corporation)

        Axcess issued to JP Morgan a Senior Promissory Note ("Note") originally entered on June 25, 1997 and the last amendment was on April 12, 2002. The Note was due on December 31, 2003 and as of December 31, 2003 has an outstanding principal balance of $400,000.00 and unpaid interest thereon of $169,795.79. JP Morgan agreed to convert that amount of notes and accrued interest into 227,918 common shares. As a result of the above-described transaction, Axcess recorded a gain on debt settlements of $75,213.

        JP Morgan agreed to convert $28,018 of Preferred Series J (including accrued dividends) into 11,173 shares of common stock of Axcess. JP Morgan also agreed to convert $106,795 of Preferred Series I (including accrued dividends) into 42,590 shares of common stock of AXCESS.

Antiope Partners L.L.C.

        Antiope Partners L.L.C. agreed to convert $759,900 of Preferred Series I (including accrued dividends) into 303,960 shares of common stock of Axcess. Antiope Partners L.L.C. also agreed to convert $1,816,719 of Preferred Series J (including accrued dividends) into 726,688 shares of common stock of Axcess.

Jackson Hole

        Jackson Hole agreed to convert $427,300 of Preferred Series C (including accrued dividends) into 173,858 shares of common stock of Axcess. Jackson Hole also agreed to convert $170,520 of Preferred Series J (including accrued dividends) into 68,208 shares of common stock of Axcess.

Ardinger.

        Ardinger converted $516,299 of Preferred Series I and $105,623 of accrued dividends into 248,769 shares of common stock of Axcess. Ardinger also converted $20,324 of Preferred Series J and $3,795 of accrued dividends into 9,648 shares of common stock of Axcess. The shares will be issued during the second quarter.

Conclusion

        As a result of the debt and preferred stock transactions, through March 31, 2004, we reduced notes payable and accrued interest by $6,278,568 and $1,420,259, respectively. We reduced Preferred stock and accrued dividends by $4,893,347 and 820,145, respectively. We issued 4,855,267 additional common shares and 2,625,808 warrants.

Other Matters relating to future amortizable charges

        As of March 31, 2004 we have $1,105,115 of debt discount and deferred debt issuance costs on our balance sheet, which will be amortized using the effective interest rate over lives of the related debt. In connection with the issuance of the 2003B Preferred Stock, we recorded preferred stock dividend requirements of $1,782,831 that will be reflected as preferred stock dividends in the income statement as the underlying preferred stock converts to common stock.

EXECUTIVE COMPENSATION.

        The following table summarizes the compensation earned by Axcess' Chief Executive Officer and Axcess' two other most highly compensated executive officers (whose annualized compensation exceeded $100,000) (collectively called the "named executive officers"), for services rendered in all capacities to Axcess during the fiscal years ended December 31, 2003 and 2002.

        Summary Compensation Table

			Annual Compensation		Long-Term Compensation
						All Other Compensation
Name and Principal Positions			Salary ($)	Bonus ($)	Securities Underlying Options (#)
	Year					($)
Allan Griebenow President and Chief Executive Officer	2003 2002	(1)	177,651 182,090	— —	163,000 85,000	— —
Allan L. Frank Vice President, Secretary and Chief Financial Officer	2003 2002	(2,3)	139,448 103,039	— —	100,000 285,000	— —
Michael Uremovich Vice President of Sales	2003 2002	(4) (4)	24,473 109,314	— —	78,000 35,000	— —

(1)
Includes $12,466 of accrued salary expense that Axcess has not paid.

(2)
Represents compensation earned from March 2002, when Mr. Frank joined Axcess.

(3)
Includes $9,340 of accrued salary expense that Axcess has not paid.

(4)
Includes $6,720 of accrued salary expense that Axcess has not paid. Mr. Uremovich resigned his position as of April 1, 2003.

Stock Option Grants in 2003 to Axcess' Named Executive Officers

        The following table provides information regarding the stock options granted by us to the named executive officers during the fiscal year ended December 31, 2003. Other than those persons listed in the following table, we did not grant any stock options to any other named executive officers.

One-fourth of each of the options listed in the table below vested on January 17, 2003; March 31, 2003; June 30, 2003 and September 30, 2003.

	Option Grants in Last Fiscal Year Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees	Exercise or Base Price ($/Sh)(1)	Expiration Date
Allan Griebenow	163,000	20%	$0.40	02/06/2014
Allan L. Frank	100,000	13%	$0.40	02/06/2014
Michael Uremovich	78,000	10%	$0.40	02/06/2014

(1)
The exercise price is equal to the closing price of our Common Stock on the date of the grant.

Aggregate Option Exercises in 2003 by Axcess' Executive Officers

        The following table provides information as to options exercised, if any, by each of the named executive officers in 2003 and the value of options held by those officers at year-end measured in terms of the last reported sale price for the shares of our Voting Common Stock on December 31, 2003 ($2.25 as reported on the Over-The-Counter Bulletin Board).

			Number of Securities Underlying Unexercised Options at December 31, 2003
					Value of Unexercised In-the-Money Options at December 31, 2003
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Allan Griebenow	—	$—	802,529	169,974	$313,238	$35,063
Allan L. Frank	—	$—	171,250	213,750	$196,688	$35,063
Michael Uremovich	—	$—	—	—	$—	$—

Compensation of the Company's Directors

        The current policy of Axcess is to pay each director who is not employed by us and who does not beneficially own more than five percent of the shares of common stock outstanding the compensation set forth in the Director Compensation Plan. Under the Director Compensation Plan, each eligible director receives an annual grant of 10,000 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock at the time the option is granted. The annual grant customarily takes place shortly after each annual meeting of our stockholders. All new board members receive 50,000 options to acquire common stock at an exercise price equal to the fair market value per share of the common stock on the date the board member is elected by our stockholders. All new board members will also be eligible to receive the annual grant. We have temporarily suspended paying any cash to eligible directors for preparing and attending meetings of directors and committees until we report quarterly net earnings. Once we have reported net earnings for a fiscal quarter, we will reconsider paying additional cash consideration to eligible directors. While directors do not receive additional compensation for attending meetings, we pay ordinary and necessary out-of-pocket expenses for directors to attend board and committee meetings. Directors who are officers or employees of Axcess receive no fees for service on the board or committees thereof.

Employment Agreement With Mr. Griebenow

        On July 16, 1999, the Company entered into an agreement with Allan Griebenow, under which Mr. Griebenow agreed to be the Company's president and chief executive officer. The agreement provides that Mr. Griebenow will receive a salary equal to $17,917 per month, a bonus payable within 90 days after the end of the Company's fiscal year of up to 30% of his base salary, and option grants to acquire 450,000 shares of our common stock. Mr. Griebenow is essentially an "at will" employee of the Company and may be terminated upon thirty days' notice. If the Company terminates Mr. Griebenow's employment at any time without cause, as defined in the employment agreement, then Mr. Griebenow will be entitled to continue to receive his then current salary for the six-month period following his termination.

FINANCIAL STATEMENTS.

Page
Report of Hein & Associates LLP, Independent Auditors	F-1
Consolidated Financial Statements:
Consolidated Balance Sheets at March 31, 2004 (unaudited) and December 31, 2003	F-2
Consolidated Statements of Operations for the Three Months Ended March 31, 2004 and 2003 (unaudited) and the Years Ended December 31, 2003 and 2002	F-3
Consolidated Statements of Stockholders' Deficit for the Three Months Ended March 31, 2004 (unaudited) and Years Ended December 31, 2003 and 2002	F-4
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	F-6
Notes to Financial Statements	F-7

REPORT OF HEIN & ASSOCIATES LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Axcess International, Inc.

        We have audited the accompanying consolidated balance sheets of Axcess International, Inc. (the Company) as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axcess International, Inc., at December 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about its ability to continue as a going concern. If the Company is unable to generate profitable operations or raise additional capital it may be forced to seek protection under federal bankruptcy laws. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HEIN & ASSOCIATES LLP

March 3, 2004
Dallas, Texas

AXCESS INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,393,789	$2,163,977
Accounts receivable—trade, net of allowance for doubtful accounts	95,032	85,248
Inventory	151,076	131,515
Prepaid expenses and other	99,911	148,490

Total current assets	1,739,808	2,529,230
Property, plant and equipment, net	49,564	61,756
Intellectual property, net	75,318	149,704
Deferred debt issuance costs	633,611	675,852
Other assets	595	595

Total assets	$2,498,896	$3,417,137

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$625,798	$813,976
Other accrued liabilities	771,220	802,355
Dividends payable	82,102	125,999

Total current liabilities	1,479,120	1,742,330
Note payable to stockholder	4,058,956	4,058,956
Convertible notes payable (includes $120,000 with related party in 2004 and 2003)	1,081,667	1,288,333
Discount on convertible debt	(471,504)	(680,457)

Total liabilities	6,148,239	6,409,162
Stockholders' deficit:
Convertible preferred stock, 7,000,000 shares authorized
With liquidation preference; 54 shares issued and outstanding in 2003	—	536,623
Without liquidation preference; $0.01 par value, 1,790,000 shares issued and outstanding in 2003 and 2004, respectively	17,900	17,900
Common stock, $0.01 par value, 50,000,000 shares authorized in 2004 and 2003; 23,975,373 shares issued and outstanding in 2004 and 19,446,028 shares issued and outstanding in 2003	239,754	194,461
Shares of common stock to be issued, 425,800 shares in 2004 and 4,529,345 shares in 2003	4,258	45,293
Non-voting convertible common stock, $0.01 par value, 2,250,000 shares authorized; no shares issued and outstanding in 2004 or 2003	—	—
Additional paid-in capital	147,164,629	146,246,094
Accumulated deficit	(151,075,884)	(150,032,396)

Total stockholders' deficit	(3,649,343)	(2,992,025)

Total liabilities and stockholders' deficit	$2,498,896	$3,417,137

See accompanying notes to unaudited financial statements.

AXCESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Sales	$206,678	$290,564	$915,825	$1,596,221
Cost of sales	98,886	174,712	562,060	1,078,518
Inventory impairment	—	—	148,866	134,483

Gross profit	107,792	115,852	204,899	383,220
Expenses:
Research and development	185,359	136,393	632,974	1,632,385
General and administrative	404,215	258,567	1,287,944	1,568,969
Selling and marketing	174,583	88,597	280,190	1,072,425
Depreciation and amortization	93,632	119,162	440,573	566,264

Operating expenses	857,789	602,719	2,641,681	4,840,043

Loss from operations	(749,997)	(486,867)	(2,436,782)	(4,456,823)
Other income (expense):
Interest expense, net	(322,723)	(219,640)	(1,149,059)	(1,152,898)
Gain on vendor settlements	88,243	2,792	355,848	34,433
Other	6,509	—	(13,139)	(25,846)
Loss on debt settlements, net	—	—	(6,328,527)	—

Other expense, net	(227,971)	(216,848)	(7,134,877)	(1,144,311)

Net loss	(977,968)	(703,715)	(9,571,658)	(5,601,134)

Preferred stock dividend requirements	(65,520)	(99,196)	(1,841,670)	(430,003)

Net loss applicable to common stock	$(1,043,488)	$(802,911)	$(11,413,328)	$(6,031,137)

Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.62)	$(0.37)

Weighted average shares of common stock outstanding	21,594,791	16,744,787	18,337,645	16,132,374

See accompanying notes to financial statements.

AXCESS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
THREE MONTHS ENDED MARCH 31, 2004 and YEARS ENDED DECEMBER 31, 2003 and 2002

	CONVERTIBLE PREFERRED STOCK		COMMON STOCK		NON-VOTING CONVERTIBLE COMMON STOCK
	NUMBER OF SHARES	PAR VALUE	NUMBER OF SHARES	PAR VALUE	NUMBER OF SHARES	PAR VALUE	ADDITIONAL PAID-IN CAPITAL
Balance at December 31, 2001	12,028	$5,392,847	15,848,179	$158,482	112,492	$1,125	$121,447,062
Conversion of Preferred Series I	(52)	(520,000)	207,477	2,075	—	—	517,925
Conversion of Non-Voting Convertible Common Stock	—	—	112,492	1,125	(112,492)	(1,125)	—
Common Stock issued pursuant to asset Purchase of IVEX	—	—	148,000	1,480	—	—	590,520
Shares issued in conjunction with convertible debt offering	—	—	250,000	2,500	—	—	—
Debt discount in conjunction with convertible debt offering	—	—	—	—	—	—	952,500
Capital contribution of employees Salaries for the fourth quarter of 2002	—	—	—	—	—	—	251,054
Warrants issued for extension of debt	—	—	—	—	—	—	9,200
Preferred stock dividends	—	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—	—

Balance at December 31, 2002	11,976	$4,872,847	16,566,148	$165,662	—	$—	$123,768,261
Shares issued in conjunction with convertible debt offering	—	—	272,500	2,725	—	—	81,697
Shares issued in conjunction with 2003 Preferred equity offering	2,050,001	20,500	315,000	3,150	—	—	1,436,975
Preferred stock discount in conjunction with 2003 Preferred stock offering	—	—	—	—	—	—	1,460,230
Conversion of Preferred Series 2003	(2,050,001)	(20,500)	2,050,001	20,500	—	—	—
Shares issued for services rendered	—	—	200,000	2,000	—	—	78,000
Issuance of common stock upon exercise of stock options	—	—	30,750	308	—	—	51,968
Conversion of Convertible note	—	—	11,629	116	—	—	20,050
Shares issued in conjunction with 2003B Preferred equity offering	1,790,000	17,900	—	—	—	—	4,662,236
Preferred stock discount in conjunction with 2003 Preferred stock offering	—	—	—	—	—	—	—
Conversion and offset of Amphion Venture notes receivable and payable	—	—	—	—	—	—	1,177,827
Conversion of VennWorks demand notes	—	—	—	—	—	—	7,324,850
JP Morgan conversion of promissory note	—	—	—	—	—	—	492,304
Conversion of PV Proceeds Holdings, Inc. Series 1999 preferred to common stock	(152)	(1,515,492)	—	—	—	—	1,723,432
Conversion of Antiope Partners Series I preferred to common stock	(65)	(645,369)	—	—	—	—	756,861
Conversion of Antiope Partners Series J preferred to common stock	(157)	(1,566,675)	—	—	—	—	1,809,452
Conversion of Jackson Hole Series C preferred to common stock	(11,522)	(347,869)	—	—	—	—	432,906
Conversion of Jackson Hole Series J preferred to common stock	(15)	(146,629)	—	—	—	—	169,838
Conversion of JP Morgan Series I preferred to common stock	(9)	(90,171)	—	—	—	—	106,369
Conversion of JP Morgan Series J preferred to common stock	(2)	(24,019)	—	—	—	—	27,906
Warrants issued in conjunction with PV Proceeds note extension	—	—	—	—	—	—	664,932
Preferred stock dividends	—	—	—	—	—	—	—
Net Loss	—	—	—	—	—	—	—

Balance at December 31, 2003	1,790,054	$554,523	19,446,028	$194,461	—	$—	$146,246,094
Conversion of Ardinger Series I preferred to common stock (unaudited)	(52)	(516,299)	—	—	—	—	619,434
Conversion of Ardinger Series J preferred to common stock (unaudited)	(2)	(20,324)	—	—	—	—	24,022
Conversion of Convertible notes (unaudited)	—	—	—	—	—	—	275,078
Shares issued per agreements (unuadited)	—	—	4,529,345	45,293	—	—	—
Preferred stock dividends (unaudited)	—	—	—	—	—	—	—
Net Loss (unaudited)	—	—	—	—	—	—	—

Balance at March 31, 2004 (unaudited)	1,790,000	$17,900	23,975,373	$239,754	—	$—	$147,164,628

	COMMON STOCK ISSUABLE	DUE FROM STOCKHOLDERS	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS' EQUITY (DEFICIT)
Balance at December 31, 2001	$592,000	$(4,711,915)	$(130,805,099)	$(7,925,498)
Conversion of Preferred Series I	—	—	—	—
Conversion of Non-Voting Convertible Common Stock	—	—	—	—
Common Stock issued pursuant to asset Purchase of IVEX	(592,000)	—	—	—
Shares issued in conjunction with convertible debt offering	—	—	—	2,500
Debt discount in conjunction with convertible debt offering	—	—	—	952,500
Capital contribution of employees salaries for the fourth quarter of 2002	—	—	—	251,054
Warrants issued for extension of debt				9,200
Preferred stock dividends	—	—	(430,003)	(430,003)
Net loss	—	—	(5,601,134)	(5,601,134)

Balance at December 31, 2002	$—	$(4,711,915)	$(136,836,236)	$(12,741,381)
Shares issued in conjunction with convertible debt offering	—	—	—	84,422
Shares issued in conjunction with 2003 Preferred equity offering	—	—	—	1,460,625
Preferred stock discount in conjunction with 2003 Preferred stock offering	—	—	—	1,460,230
Conversion of Preferred Series 2003	—	—	—	—
Shares issued for services rendered	—	—	—	80,000
Issuance of common stock upon exercise of stock options	—	—	—	52,275
Conversion of Convertible note	—	—	—	20,167
Shares issued in conjunction with 2003B Preferred equity offering	1,570	—	—	4,681,706
Preferred stock discount in conjunction with 2003B Preferred stock offering	—	—	(1,782,831)	(1,782,831)
Conversion and offset of Amphion Venture note receivable and payable	2,945	4,711,915	—	5,892,687
Conversion of VennWorks demand notes	18,313	—	—	7,343,163
JP Morgan conversion of promissory note	2,279	—	—	494,583
Conversion of PV Proceeds Holdings, Inc. Series 1999 preferred to common stock	6,921	—	—	214,862
Conversion of Antiope Partners Series I preferred to common stock	3,040	—	—	114,531
Conversion of Antiope Partners Series J preferred to common stock	7,267	—	—	250,044
Conversion of Jackson Hole Series C preferred to common stock	1,739	—	—	86,775
Conversion of Jackson Hole Series J preferred to common stock	682	—	—	23,891
Conversion of JP Morgan Series I preferred to common stock	426	—	—	16,624
Conversion of JP Morgan Series J preferred to common stock	112	—	—	3,999
Warrants issued in conjunction with PV Proceeds note extension	—	—	—	664,932
Preferred stock dividends	—	—	(1,841,670)	(1,841,670)
Net Loss	—	—	(9,571,658)	(9,571,658)

Balance at December 31, 2003	$45,293	$—	$(150,032,396)	$(2,992,025)
Conversion of Ardinger Series I preferred to common stock (unaudited)	2,488	—	—	105,623
Conversion of Ardinger Series J preferred to common stock (unaudited)	96	—	—	3,795
Conversion of Convertible notes (unaudited)	1,674	—	—	276,754
Shares issued per agreements (unuadited)	(45,293)	—	—	—
Preferred stock dividends (unaudited)	—	—	(65,520)	(65,520)
Net Loss (unaudited)	—	—	(977,968)	(977,968)

Balance at March 31, 2004 (unaudited)	4,258	—	(151,075,884)	(3,649,343)

See accompanying notes

AXCESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Cash flows from operating activities:
Net loss	$(977,968)	$(703,715)	$(9,571,658)	$(5,601,134)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation, amortization and impairment	93,632	119,161	440,573	566,264
Gain on vendor settlements	(88,243)	—	(355,848)	—
Loss on debt settlements, net	—	—	6,328,527	—
Amortization of financing discount and issuance costs	251,195	61,311	379,946	608,809
Capital contribution of employees' salaries	—	—	—	251,054
Shares issued for services rendered	—	—	80,000	—
Loss on sale of assets	—	—	13,139	26,202
Inventory impairment	—	—	148,866	134,483
Changes in operating assets and liabilities:
Accounts receivable	(9,784)	(40,920)	131	72,900
Inventory	(19,561)	17,563	(49,302)	332,956
Prepaid expenses and other	48,579	21,744	(60,679)	44,035
Other assets	—	29,384	28,789	(150)
Accounts payable and accrued liabilities	(60,984)	11,660	451,659	331,423

Net cash used by operating activities	(763,134)	(483,812)	(2,165,857)	(3,233,158)
Cash flow from investing activities:
Proceeds from asset sales	—	—	—	11,016
Capital expenditures	(7,054)	—	(4,133)	(2,348)
Increase (decrease) in restricted cash	—	140,000	—	(140,000)

Net cash used by investing activities	(7,054)	140,000	(4,133)	(131,332)
Cash flow from financing activities:
Borrowings under financing agreements	—	354,000	611,603	3,518,810
Principal payments on financing agreements	—	(28,155)	(697,662)	(121,071)
Note payable extension fee	—	—	(25,000)	—
Net proceeds from exercise of employee stock options	—	—	52,277	—
Net proceeds from issuance of common and preferred stock	—	—	4,359,500	—

Net cash provided by financing activities	—	325,845	4,300,718	3,397,739
Net increase (decrease) in cash and cash equivalents	(770,188)	(17,967)	2,130,728	33,249

Cash and cash equivalents, beginning of period	2,163,977	33,249	33,249	—

Cash and cash equivalents, end of period	1,393,789	15,282	2,163,977	33,249

Supplemental information:
Cash paid during the year for interest	$—	$217	$4,780	$3,328
Supplemental disclosure of non-cash investing and financing activities:
Value of equity instruments and beneficial conversion feature recorded as preferred stock dividends	$—	$—	$3,243,060	$—
Conversions of notes payable into common stock	206,667	—	6,071,901	—
Conversions of accrued interest into common stock	70,086	—	1,350,173	—
Record discounts on notes payable	—	—	84,598	—
Record debt issuance costs	—	—	664,932	—
Conversions of preferred stock into common stock	536,623	—	4,356,724	—
Conversions of accrued interest into notes payable	—	—	43,787	—
Conversions of accrued dividends into common stock	109,417	—	710,727	—
Preferred stock dividends accrued	65,520	99,196	381,440	—

See accompanying notes.

AXCESS INTERNATIONAL, INC.
NOTES TO FINANCIAL STATEMENTS
(the period subsequent to December 31, 2003 is unaudited)

(1)
Summary of Significant Accounting Policies
(a)
Description of Business

        The Company provides advanced security and asset management systems, which locate, identify, track, monitor and protect assets. The main applications of the Company's systems are security video through closed circuit television (called CCTV), personnel and vehicle access control, and automatic asset tracking and protection. The Company provides solutions in the recently identified homeland security markets such as air and ground transportation, water treatment facilities, oil and gas, power plants, as well as in the markets for data centers, retail / convenience stores, education, healthcare, and corporate offices. AXCESS utilizes two patented and integrated technologies: network-based radio frequency identification (RFID) and tagging and streaming video. Both application and browser-based software options deliver critical real-time information tailored to each end user via the enterprise network or Internet, also providing custom alerts in the form of streaming video, e-mail, or messages delivered to wireless devices.

        The Company's business plan for 2004 is predicated principally upon the successful marketing of its RFID and digital video products. During the first quarter of 2004, operating activities utilized approximately $0.8 million of cash. During 2003 and the second quarter of 2004 we raised a net of $4.4 million and $1.2 million, respectively, for additional working capital through three exempt Preferred Stock offering. However, even with the additional funding, the Company anticipates that its existing working capital resources and revenues from operations will not be adequate to satisfy its funding requirements in 2004.

        The future results of operations and financial condition of the Company will be impacted by the following factors, among others: changes from anticipated levels of sales, access to capital, future national or regional economic and competitive conditions, changes in relationships with customers, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, validity of patents, technological change, dependence on key personnel, availability of key component parts, dependence on third party manufacturers, vendors, contractors, product liability, casualty to or other disruption of the production facilities, delays and disruptions in the shipment of the Company's products, and the ability of the Company to meet its stated business goals.

        If the Company's losses or lack of operating capital continue, the Company will have to obtain funds to meet its cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or the Company may be required to curtail its operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to the Company or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.

  (b)
  Company Organization and Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to the 2004 presentation.

        The Company has received working capital in various forms from Amphion Ventures, L. P. and affiliates of Amphion Ventures, L. P. including Amphion Partners, Amphion Investments LLC, Antiope Partners L.L.C., VennWorks LLC (formerly incuVest LLC), Amphion Capital Management L.L.C., and

NVW, LLC (collectively, the "Amphion Group"). As of May 1, 2004, the Amphion Group owns approximately 69% of the outstanding voting stock of the Company.

  (c)
  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. As discussed below, the Company makes significant assumptions in recording its allowance for doubtful accounts, inventory valuation, impairment of long-lived assets, warranty costs and the valuation allowance for deferred tax assets. Actual results could differ from those estimates, and the differences may be significant.

  (d)
  Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (e)
  Inventory

        Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory was comprised of the following at March 31, 2004 and December 31, 2003:

	March 31, 2004	December 31, 2003
	(unaudited)
Raw materials	$52,553	$162,806
Work-in-process	—	3,370
Finished goods	98,523	65,443

	$151,076	$231,619

  (f)
  Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project, which it deems completion to be probable, and that the project will be used to perform the function intended. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended use. The Company currently has no capitalized software development on its books.

  (g)
  Intangible Assets

        Intangible assets, which consist primarily of patents and developed technologies, have been recorded as the result of acquisitions of business and developed technologies and are being amortized on the straight-line basis over five years.

  (h)
  Impairment of Long-Lived Assets-and Long-Lived Assets to Be Disposed Of

        Long-lived assets and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated-by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets based on estimated future cash flows. Assets to be disposed of are reported at the lower of-the carrying amount or fair value less costs to sell. Revenues from the sale of products utilizing the Company's purchased technologies have not grown according to our expectations and the Company has experienced operating losses since the respective dates of acquisition. The Company believes that assumptions made in projecting future cash flows for this evaluation are reasonable. However, if future actual results do not meet expectations, the Company may be required to record an additional impairment charge, the amount of which could be material to the results of its operations and financial position. During the years ended December 31, 2003 and 2002 the Company recorded no impairment charges.

  (i)
  Financial Instruments

        Financial instruments that potentially subject the Company to concentrations of credit risk consists primarily of trade accounts receivable and notes receivable. Products are sold to customers, including distributors and integrators, located principally in the United States. The Company continually evaluates the creditworthiness of its customers' financial condition and generally does not require collateral. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer's inability to meet its financial obligations to us, the Company records a specific reserve for bad debts against amounts due. The Company has not experienced significant losses on uncollectible accounts receivable.

        The carrying amounts of cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable approximate fair value because of the short-term maturity of these instruments.

  (j)
  Revenue Recognition

        The Company recognizes revenue on sales of its products when the products are shipped from the Company. Company policy does not allow customers to return products for credit. The Company currently provides a one-year warranty on all products. Provision is made at the time the related revenue is recognized for estimated product repair costs.

        The components of cost of sales are summarized as follows:

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Product Cost	$94,753	$166,088	$531,543	$1,051,205
Warranty Expense	4,133	8,624	30,517	27,313
Inventory Impairment	—	—	148,866	134,483

Cost of Sales	$98,886	$174,712	$710,926	$1,213,001

        The Company recorded a charge of $148,866 and $134,483 for inventory impairment during the years ended December 31, 2003 and 2002, respectively. The amount reflects items that have not been able to be used by our contract manufacturers in the building of additional products. The impairment was as a result of the change in strategy to contract manufacturing.

  (k)
  Research and Development Costs

        Research and development costs are expensed as incurred. The Company capitalizes certain costs incurred during an internal-use software development project, including costs related to applications, infrastructure and graphics developments. Capitalizable costs consist of (a) certain external direct cost of materials and services incurred in developing or obtaining internal-use computer software, (b) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project and (c) interest cost incurred. Costs that are considered to be related to research and development activities are incurred during the preliminary project stage, or for data conversion activities, training, maintenance and general administrative or overhead costs are expensed as incurred. Costs that cannot be separated between maintenance of, and relatively minor upgrades and enhancements to, the Company's internally developed software are also expensed as incurred.

  (l)
  Depreciation and Amortization

        Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lives of the respective assets. Internally developed software and purchased technologies (Note 5) are amortized over the estimated useful lives of the respective technology.

  (m)
  Stock-Based Compensation

        The Company accounts for its stock-based compensation plan under Accounting Principles Board ("ABP") Opinion No. 25, Accounting for Stock Issued to Employees. The pro forma information below is based on provisions of Statement of Financial Accounting Standard ("FAS") No. 123, Accounting for Stock-Based Compensation, as amended by FAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure, issued in December 2002.

        The Company does not have a history of paying cash dividends and none have been assumed in estimating the fair value of its options.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because, among other things, changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods.

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2004	2003	2003	2002
Pro forma impact of fair value method (FAS 148)
Reported net loss attributed to common stock	$(1,043,488)	$(802,911)	$(11,413,328)	$(6,031,137)
Less: fair value of employee stock compensation	(80,424)	(119,421)	(617,303)	(318,689)

Pro forma net loss attributed to common stock	(1,123,912)	(922,332)	(12,030,631)	(6,349,826)

Loss per common share
Basic and diluted net loss per share—as reported	$(0.05)	$(0.05)	$(0.62)	$(0.37)
Basic and diluted net loss per share—pro forma	$(0.05)	$(0.06)	$(0.66)	$(0.39)
Weighted average Black-Scholes fair value assumptions
Risk free interest rate	4.25%	5.00%	4.25%	5.00%
Expected life	2 years	5 years	3 years	5 years
Expected volatility	175%	88%-92%	142%	88%-92%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
  (n)
  Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  (o)
  Net Loss Per Common Share

        Basic loss per share data is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding during the year. Diluted earnings per share, which includes the dilutive effect of the conversion of convertible preferred stock and the convertible debt and exercise of options and warrants has not been presented because, due to the net losses recorded by the Company for all periods presented, their inclusion would be antidilutive. Conversion of convertible preferred stock, convertible debt and the exercise of options and warrants would result in 38,076,641 and 25,023,717 common shares outstanding at March 31, 2004 and 2003, respectively. Conversion of convertible preferred stock, convertible debt and the exercise of options and warrants would result in 36,205,589 and 23,339,121 common shares outstanding at December 31, 2003 and 2002, respectively.

  (p)
  Segment Reporting

        The Company operates in one-industry segment selling two primary product lines, digital video and RFID. Sales, cost of sales and gross profits for each product line are as follows:

	Digital Video		RFID
Twelve Months Ended December 31:	2003	2002	2003	2002
Sales	$328,725	$954,411	$587,100	$641,810
Cost of Sales	187,333	655,459	374,727	423,059
Inventory Impairment	113,120	59,190	35,746	75,293

Gross Profit	$28,272	$239,762	$176,627	$143,458

	Digital Video		RFID
Three Months Ended March 31 (unaudited):	2004	2003	2004	2003
Sales	$32,371	$164,252	$174,307	$126,312
Cost of Sales	13,387	93,776	85,497	80,935
Inventory Impairment	—	—	—	—

Gross Profit	$18,984	$70,476	$88,810	$45,377

  (q)
  Significant Customers

        During the twelve months ended 2003, the Company had three customers that accounted for 28% of the Company's overall revenue, three customers that accounted for 65% of the digital video product sales and two customers accounted for 26% of the RFID product sales. During the twelve months ended December 31, 2002 the Company had four customers that accounted for 49% of the overall revenue, two customers accounted for 56% of the digital video product sales and four customers accounted for 44% of the RFID product sales.

        During the three months ended March 31, 2004 the Company had two customers that accounted for 40% of the overall revenue, two customers accounted for 45% of the digital video product sales and three customers accounted for 57% of the RFID product sales. During the three months ended March 31, 2003 the Company had two customers that accounted for 44% of the overall revenue, two customers accounted for 78% of the digital video product sales and three customers accounted for 42% of the RFID product sales.

  (r)
  Interim Financial Information

        The accompanying interim financial information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary for fairly presenting the financial position as of March 31, 2004 and results of operations and cash flows of the Company for the three months ended March 31, 2004 and 2003.

  (s)
  Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46"), which was revised and superceded by FASB Interpretation No. 46R in December 2003 (FIN 46R). FIN 46R requires the consolidation of certain variable interest entities, as defined. FIN 46R is effective immediately for special purpose entities and variable interest entities created after December 31, 2003, and must be applied to other variable interest entities no later than December 31, 2004. The Company believes it has no such variable interest entities and as a result FIN No. 46R will have no impact on its results of operations, financial position or cash flows.

(2)
Operations, Liquidity and Going Concern

        Since inception, we have utilized the proceeds from a number of public and private sales of our equity securities, the exercise of options and warrants and more recently, convertible debt, short-term bridge loans from stockholders and preferred equity offerings to meet our working capital requirements. At March 31, 2004, we had working capital of $260,687.

        Our operations generated losses in 2003 and continue to generate losses in 2004. Our cash decreased $770,188 during the three months ended March 31, 2004 with operating activities using $763,134 of cash. We funded operations primarily through cash on hand from borrowings and equity offerings over the last two years. No assurance can be given that such activities will continue to be available to provide funding to us. Our business plan for 2004 is predicated principally upon the successful marketing of our RFID and digital video products. We anticipate that our existing working capital resources and revenues from operations will not be adequate to satisfy our funding requirements in 2004.

        Our working capital requirements will depend upon many factors, including the extent and timing of our product sales, our operating results, the status of competitive products, and actual expenditures and revenues compared to our business plan. We are currently experiencing declining liquidity, losses from operations and negative cash flows, which makes it difficult for us to meet our current cash requirements, including payments to vendors, and may jeopardize our ability to continue as a going concern. We intend to address our liquidity problems by controlling costs, seeking additional funding (through capital raising transactions and business alliances) and maintaining focus on revenues and collections.

        If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.

(3)
Prepaid Expenses and Other Current Assets

        Prepaid expenses and other consists of the following:

	March 31, 2004	December 31, 2003
	(unaudited)
Prepaid insurance	$79,875	$115,673
Prepaid trade shows	11,500	30,949
Prepaid other	8,536	1,868

	$99,911	$148,490

(4)
Property, Plant and Equipment

        Property, plant and equipment consists of the following:

	March 31, 2004	December 31, 2003	Amortization/ Depreciation Period
	(unaudited)
Leasehold improvements	$66,435	$66,435	Lease term
Machinery and equipment	1,751,521	1,744,467	5 years
Furniture and fixtures	128,675	128,675	5 to 10 years

	1,946,631	1,939,577
Accumulated depreciation and amortization	(1,897,067)	(1,877,821)

Property, plant and equipment, net	$49,564	$61,756

        Depreciation totaled $19,246 and $44,777 for the three months ended March 31, 2004 and 2003. Depreciation totaled $143,032 and $268,723 during 2003 and 2002, respectively.

(5)
Intellectual property

        Intellectual property consists of the following:

	March 31, 2004	December 31, 2003	Useful Lives	Weighted Average Remaining Useful Lives at December 31, 2003
	(unaudited)
Purchased RFID technology	$1,714,449	$1,714,449	5 years	—
Purchased video technology	5,087,483	5,087,483	5 years	0.5 years
Internally developed software	350,337	350,337	5 years	—

	7,152,269	7,152,269
Accumulated amortization and impairment	(7,076,951)	(7,002,565)

Intellectual property, net	$75,318	$149,704

        The following table sets forth the estimated amortization expense on the intellectual property for the fiscal years ended December 31:

2004	$149,570
2005	134

Total	$149,704

        The video technology was acquired in 1999 and consists of proprietary digital video compression technology used in video and CCTV products as well as the related U.S. and international patent rights.

        The RFID technology was acquired in 1998 and includes a patent, trade secret rights software, hardware, product designs and all other technical information necessary for the Company to manufacture and market radio frequency identification products in the areas of access control and asset management. Up to an aggregate of an additional $6,000,000 is payable by the Company to the sellers of the RFID technology only if certain net operating profit targets are realized during each of the five years following the acquisition date. Such payments would be treated as additional cost of the RFID technology, if and when paid, and amortized over the remaining economic life of the technology. At March 31, 2004 and December 31, 2003, no additional consideration was due to the sellers.

        Internally developed software costs were capitalized once the technological feasibility was achieved. These costs are reviewed for recoverability based on the expected future cash flows to be generated.

        Amortization expense of intellectual property totaled $74,385 and $74,385 for the three months ended March 31, 2004 and 2003, respectively. Amortization expense of intellectual property totaled $297,541 and $297,542 during 2003 and 2002, respectively.

(6)
Accrued Liabilities

        Accrued liabilities consist of the following:

	December 31, 2003	December 31, 2002
Accrued vacation	$147,404	$147,044
Accrued interest payable	314,751	963,827
Accrued professional fees, litigation settlements and other	340,200	390,856

	$802,355	$1,501,727

(7)
Note Receivable and Accrued Interest due from Stockholder

        The note receivable and related accrued interest was due from Amphion Ventures L.P. ("Amphion Ventures"), interest was due at 8% per annum, payable quarterly. The Company had assigned all payments of principal under this note receivable to Prism Video, Inc. ("Prism") until the balance of the note receivable is paid in full or until the balance due under the note payable to Prism (Note 9) is paid in full, whichever occurred first. Amphion Ventures did not make its required payments under this note during 2001 or 2002. Accordingly, the note receivable and accrued interest were reclassified in the accompanying balance sheets at December 31, 2002 as a reduction of stockholders' equity due to the Amphion Group's controlling voting interest in the Company (Note 1) and the uncertainty as to the timing of repayment. The note was due March 31, 2002 and was not paid. The Company stopped accruing interest income in 2002.

        Axcess reached an agreement with Amphion Ventures L.P. with regards to above described notes between the Parties. Axcess was indebted to Amphion Ventures LP for $5,530,637 of principal and accrued interest. Amphion Ventures LP owed Axcess $4,711,915 of note receivable and accrued

interest.    The above-described notes were set off against each other there by reducing the debt owed Amphion Ventures L.P. by Axcess to $818,722. Amphion Ventures L.P. also agreed to convert the remaining amount of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75, that will expire in two years. As a result of the above-described transactions, Axcess recorded a loss on debt settlement charge of $362,050 for the excess of the value of the shares and warrants issued over the book value of the notes.

(8)
Lease Obligations

        The Company leases its office space and certain equipment under operating leases. The rental expense recorded for operating leases for the three-month period through March 31, 2004 and March 31, 2003 was $20,535 and $33,653, respectively. Annual rental expense recorded for operating leases was $106,183 and $259,676 for the years ended December 31, 2003 and 2002, respectively. The Company's Carrollton, Texas facility lease expires October 31, 2005 and the California lease runs through September 2004. At December 31, 2003, future minimum lease payments on operating leases were as follows:

2004	$75,255
2005	50,000

$125,255

(9)
Notes Payable to Stockholders

        Notes payable consist of the following:

	March 31, 2004	December 31, 2003
	(unaudited)
Due to stockholders:
5.00% PV Proceeds Holdings, Inc., due December 31, 2007	$3,665,169	$3,665,169
7.00% convertible debt	1,081,667	1,288,333
Discount relating to 7.00% convertible debt	(471,504)	(680,457)
5.00% Amphion Investment LLC note, due December 31, 2007	393,787	393,787

	4,669,119	4,666,832
Less current maturities	—	—

Non-current notes payable to stockholders	$4,669,119	$4,666,832

Other current notes payable	$—	$—

        The following table sets forth the maturities for notes payable outstanding at March 31, 2004:

2004	$—
2005	783,333
2006	298,334
2007	4,058,956
2008	—

$5,140,623

PV Proceeds Holdings, Inc.

        On July 28, 1999, the Company acquired substantially all of the assets of PV Proceeds Holdings, Inc. (formerly "Prism Video"), a privately held corporation, and agreed to pay $4,000,000 to

PV Proceeds Holdings, Inc. on December 31, 2002. The balance of the indebtedness under the PV Proceeds Holdings, Inc. note issued was due in full by the Company on December 31, 2002 and was in default during 2003 until extended by PV Proceeds Holdings, Inc. The note payable has a face amount of $4,000,000 and was collateralized by the Company's note receivable from Amphion Ventures, L.P. ("Amphion Ventures") (Note 7). Pursuant to the Asset Purchase Agreement between AXCESS and PV Proceeds Holdings, Inc., AXCESS assigned PV Proceeds Holdings, Inc. all payments of principal to be made by Amphion Ventures under the note receivable until the balance of the note receivable was paid in full or the balance due under the note payable to PV Proceeds Holdings, Inc. was paid in full, whichever occurred first. In addition, the shares of common stock, which PV Proceeds Holdings, Inc. may acquire upon conversion of preferred stock or by exercise of the warrant, are subject to a three-year lockup from the date of the closing, which may be reduced to two years upon the occurrence of certain events. The warrant is exercisable on or before July 28, 2004.

        Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million non-interest bearing note that was due December 31, 2002 and was in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of $2.00 per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest are paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time. Axcess also recorded deferred debt issuance costs of $689,932 for the value of the warrants, which will be amortized over the life of the loan.

Amphion Investment, LLC

        Axcess entered into a 6.75% convertible note with Amphion Investments, LLC, dated January 25, 2002. The principal outstanding under this note may be converted into securities of Axcess at the option of Amphion Investments on terms yet to be specified. The borrowings are unsecured and are due and payable on demand by Amphion Investments. As of November 30, 2003, there was an outstanding balance of $350,000 on this note and accrued interest of $43,787.

        Axcess reached an agreement with Amphion Investment L.L.C. with regards to the above-described note executed between them for $393,787 of principal and accrued interest.     Amphion Investment L.L.C. consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.

7% Convertible Note

        On July 30, 2002, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 10 "units" to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 shares of the Company's common stock. Each investor has agreed to not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on July 30, 2005. On each of July 30, 2003, July 30, 2004 and July 30, 2005, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company's shares of common stock. The Company without premium or penalty may prepay the notes in whole or in part.

        In connection with this bridge financing, the Company recorded a $1,000,000 debt discount due to the value of the equity consideration and beneficial conversion of the financing, pursuant to the guidance issued by the Emerging Issues Task Force. The debt discount will be amortized using the effective interest method over the three-year life of the agreement.

        During the three months ended March 31, 2004, two holders elected to convert $200,000 of their notes plus $67,785 of accrued interest into 160,959 shares of Axcess common stock, which should be issued during the second quarter of 2004. In connection with this conversion, the Company recorded $117,739 of additional debt discount amortization.

        On January 17, 2003, Axcess entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 3.05 "units" to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 shares of our common stock. By agreement, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on January 31, 2006. On each of January 31, 2004, January 31, 2005 and January 31, 2006, the investors have the option to convert one-third of the principal amount of the notes into common stock of Axcess. The conversion price of the notes is initially 65% of the average closing price of a share of our common stock for the twenty (20) trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in our shares of common stock. The notes may be prepaid in whole or in part by us without premium or penalty.

        In connection with this bridge financing, the Company recorded an $84,598 debt discount due to the value of the equity consideration of the financing, pursuant to the guidance issued by the Emerging Issues Task Force. The debt discount will be amortized using the effective interest method over the three-year life of the agreement.

        During the three months ended March 31, 2004, one holder elected to convert $6,667 of their note plus $2,301 of accrued interest into 6,546 shares of Axcess common stock, which should be issued during the second quarter of 2004. In connection with this conversion, the Company recorded $4,212 of additional debt discount amortization.

(10)
Preferred Stock

        The Company has authorized 7,000,000 shares of convertible preferred stock, of which shares designated in five series have been issued. Information with respect to the series of preferred stock outstanding at each balance sheet date is summarized below.

	Series I	Series J	2003B Series	2004 Series
Number of shares authorized	2,500	2,500	2,750,000	625,000
Stated value	$10,000	$10,000	$0.01	$0.01
Number of shares issued and outstanding: December 31, 2003 March 31, 2004	52 —	2 —	1,790,000 1,790,000	— —
Conversion ratio (or conversion price) of preferred shares into common	$2.51 into voting common stock	$2.51 into voting common stock	1 to 1 into voting common stock	1 to 1 into voting common stock
Liquidation preference	Stated value plus accrued dividends	Stated value plus accrued dividends	None	None
Dividend rights	8% per annum, cumulative	8% per annum, cumulative	7% per annum, cumulative	7% per annum, cumulative

        (a)   Series I and J Convertible Preferred Stock

        Each Share of Series I Preferred Stock and Series J Preferred Stock are convertible in whole or in part at any time at the option of the holder into a number of shares of voting or non-voting common stock of the Company, respectively, equal to the quotient of (a) the aggregate original issue price of $10,000 per share divided by (b) the conversion price of $2.51 per share. The Series I Preferred Stock and the Series J Preferred Stock are both subject to optional redemption at any time by the Company, in whole or in part, at a redemption price per share equal to the stated value, plus any accrued, but unpaid dividends thereon. The Company's optional right of redemption is subject to each Series I. Preferred Stock or Series J Preferred Stockholder's right to convert such Series I Preferred Stock or Series J Preferred Stock into voting or non-voting common stock, as the case may be, within ten business days after the Company's notice of redemption.

        The Series I Preferred Stock and the Series J Preferred Stock are also subject to the mandatory conversion by the Company into shares of the Company's voting or non-voting common stock, as the case may be, if the closing bid price of the Company's common stock on the NASDAQ SmallCap Market is at least $10.00 per share for a period of at least ninety (90) consecutive trading days. Although the Company's non-voting common stock may be converted to common stock at any time by a holder thereof, Amphion Ventures has agreed not to convert any shares of non-voting common stock to voting common stock without the prior consent of the Company.

        The holders of Series I Preferred Stock and Series J Preferred Stock are entitled to receive semi-annual dividends on each such share at the annual rate of 8% of the original issue price of each share payable in arrears, when, as and if declared by the Company's board of directors, in cash or additional shares of preferred stock. Shares of Series I Preferred Stock and Series J Preferred Stock are convertible into shares of common stock at a conversion price of $2.51 per share. During the three months ended March 31, 2004 there were $10,441 and $411 of dividends accrued for Series I Preferred Stock and Series J Preferred Stock, respectively. Dividends payable were $0 and $95,182 for Series I Preferred Stock at March 31, 2004 and December 31, 2003, respectively. Dividends payable were $0 and $3,384 of dividends payable for Series J Preferred Stock at March 31, 2004 and December 31, 2003, respectively.

        The holder of the Series I converted $516,299 of Preferred Series I and $105,623 of accrued dividends into 248,769 shares of common stock of Axcess. The holder of the Series J converted $20,324 of Preferred Series J and $3,795 of accrued dividends into 9,648 shares of common stock of Axcess.

        (b)   Series 2003B Preferred Stock

        The Company completed a $3,132,500 exempt Preferred Stock Offering during the fourth quarter of 2003. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consisted of 40,000 shares of Preferred Stock bearing a 7% dividend, approximately 2,000 shares of common stock and 40,000 warrants to purchase the Company's common stock exercisable for two years at $2.75 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $3.75. The Company has also accrued $27,433 of dividends payable for Series 2003B Preferred Stock at December 31, 2003. As of December 31, 2003, the Company had 1,790,000 shares of Series 2003B Preferred shares outstanding.

        In connection with the issuance of the 2003B Preferred Stock, the Company recorded preferred stock dividend requirements of $1,782,831 that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock. As of December 31, 2003 that amount is reflected in accumulated deficit on the balance sheet.

        (c)   Series 2004 Preferred Stock

        During the second quarter of 2004 we raised a net of $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consisted of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase our common stock exercisable for two years at $3.20 per share. The offering also includes an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $4.00 or when we achieve a full quarter of profitability.

        In connection with the issuance of the 2004 Preferred Stock, we will record preferred stock dividend requirements of approximately $1,000,000, for the value of the warrants that will be reflected as preferred stock dividends as the underlying preferred stock converts to common stock.

        The Series I and the Series J Preferred Stock rank senior in right of payment to the Company's common stock.

(11)
Employee Benefit Plans

        The Company sponsors a 401(k) retirement plan. The Company, at its discretion, matches a portion of the participant's contribution. Participants are vested in the Company's matching contribution after 4 years of full time service and may join the plan January or July of each year. The Company suspended its matching contribution on February 28, 2001.

(12)
Stock Options and Warrants

          (a)   Stock Option Plans.

        Under the Company's 2001 Equity Incentive Plan, the Company may grant up to 2,000,000 shares of common stock to its employees. The exercise price of each option is not less than the market price of the Company's stock on the date of grant and an option's maximum term is ten years. The Company has issued stock options to various members of the Board of Directors and officers of the Company under this plan. Options are generally granted each year and have various vesting requirements. Options granted typically vest over a four-year period. During 2003 and 2002, the Company made grants of 0 and 200,0000 options, respectively, as an inducement for the employment of certain officers of the Company, which does not reduce the 2,000,000 options available for grant under the stock option plan.

        In 1998, the Company adopted a director compensation plan pursuant to which it pays each director who is not employed by the Company and who does not beneficially own more than 5% of the shares of common stock outstanding an annual grant of 5,000 options to acquire common stock of the Company at an exercise price equal to the fair market value per share of the common stock at the time the option is granted (the "Annual Grant"). The Annual Grant customarily occurs on the date of the Company's annual meeting. The director compensation plan also provided for an one-time initial grant of 15,000 to each director of the Company as of July 21, 1998, the date the director compensation plan was approved by the Company's stockholders (the "Initial Grant"). The Company has authorized 150,000 shares for issuance under this plan.

        Stock option transactions for the years ended December 31, 2003 and 2002 are summarized below:

	2003		2002
	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE
Options outstanding at beginning of year	2,175,999	$3.20	2,060,537	$3.81
Options granted	1,000,000	0.40	1,031,000	2.03
Options exercised	(30,750)	1.70	—	—
Options forfeited	(676,784)	2.04	(915,538)	3.26

Options outstanding at end of year	2,468,465	2.40	2,175,999	3.20

Options exercisable at end of year	1,840,670	1.94	688,272	3.09

Options available for grant at the end of the year	715,750		974,001

Fair value of options granted during the year	$270,000		$1,307,580

        The options outstanding at December 31, 2003 have exercise prices as indicated in the table below.

Option Price	Number of Options	Weighted Average Remaining Life
$0.00-$1.00	855,500	9.05
$1.01-$2.00	429,250	9.15
$2.01-$3.00	714,375	6.34
$3.01-$4.00	201,340	6.84
$4.01-$5.00	20,000	7.42
$5.01-$6.25	248,000	6.23

Total	2,468,465	7.81

        During the three months ended March 31, 2004 the Company issued an additional 730,749 options to employees and directors including 15,000 as an inducement for employment to certain employees. The options are priced at $2.00 and they expire in 2014.

        The Company has issued warrants to purchase common stock in connection with issuance of notes payable to stockholders, convertible debentures, and preferred stock. The following table summarizes warrants outstanding at December 31:

2003
			2002
WARRANTS	EXERCISE PRICE
		EXPIRATION	WARRANTS	EXERCISE PRICE	EXPIRATION
8,242,167	$0.65—3.00	07/04—02/08	1,261,358	$2.10—10.00	07/04—09/06

8,242,167			1,261,358

        During the twelve months ended December 31, 2003 the Company issued an additional 6,750,090 warrants in conjunction with the 2003 preferred equity offering, 2003B preferred equity offering and the balance sheet restructuring. The warrant price range from $0.65 to $2.75 and they expire between January 1, 2005 and February 14, 2008.

(13)
Contingencies

        Axcess is engaged in a number of lawsuits with approximately thirteen vendors who claim they are owed amounts from $500 to $45,000, which aggregates in total $223,885. We are currently defending or seeking to settle each of the vendor's claims. At March 31, 2004, we had accrued the delinquent amounts we expect to be liable for, for the claims described in this paragraph.

(14)
Income Taxes

        There was no provision for income taxes for the years ended December 31, 2003 and 2002 due to the net loss incurred for each year. The Company had no material deferred tax liabilities at December 31, 2003.

        The Company had the following deferred tax assets at December 31, 2003 as follows:

Net operating loss	$14,600,000
Property and equipment	1,900,000
Other	100,000
Valuation allowance	(16,600,000)

$—

        The valuation allowance increased by approximately $1,400,000 and $1,900,000 during the years ended December 31, 2003 and 2002, respectively.

        At December 31, 2003 and 2002, the Company had a net operating loss carry forward of approximately $39,300,000 and $38,600,000, respectively for U.S. federal income tax purposes. The net operating loss will expire from 2004 through 2018.

        A change in ownership, as defined for purposes of the Internal Revenue Code, occurred in 1996 and the Company believes that a subsequent ownership change occurred during 1998, each of which limit the annual utilization of the U.S. federal net operating loss carry forward under the applicable Internal Revenue Service. Other portions of the net operating loss may also be limited due to subsequent ownership changes.

(16)
Subsequent Events (unaudited)

2004 Preferred Equity Offering

        During the second quarter of 2004 the Company raised a net of approximately $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consists of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company's common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $4.00 per share.

7% Convertible Debt

        From April 1, 2004 through May 21, 2004, we were notified by seven holders of our July 2002 Convertible Debt of their decision to convert $116,667 of their notes plus $43,011 of accrued interest into 113,005 shares of Axcess common stock, which were issued during the during the second quarter of 2004.

        From April 1, 2004 through May 21, 2004, we were notified by eight holders of our January 2003 Convertible Debt of their decision to convert $61,667 of their notes plus $16,345 of accrued interest into 56,945 shares of Axcess common stock, which were issued during the during the second quarter of 2004.

        Further, the Board elected to pay the accrued interest with additional shares. Therefore, we issued 3,681 shares to one holder for his $9,018 of accrued interest. Those shares were issued in May 2004.

LEGAL MATTERS

        Certain legal matters, including the validity of the shares being issued, will be passed upon for Axcess by Vial, Hamilton, Koch & Knox, LLP.

EXPERTS

        The consolidated financial statements of Axcess International, Inc. in this prospectus for the years ended December 31, 2003 and 2002, have been audited by Hein & Associates LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Axcess to continue as a going concern) which is included herein, and has been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov. Our website on the Internet is at http://www.axcessinc.com.

Incorporation by Reference

        The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have completed our offering described in this prospectus:

        Our Annual Report on Form 10-KSB for the year ended December 31, 2003, was filed on March 30, 2004 and our Form 10-KSB for the year ended December 31, 2002, was filed on March 31, 2003 and our amended 10-KSB for the year ended December 31, 2002, was filed on April 30, 2003, by Axcess International, Inc. with the Commission.

        Our Quarter Reports on Form 10-QSB for the period ended March 31, 2004, filed on May 14, 2004 by Axcess International, Inc. with the Commission.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings, at no cost, by writing, telephoning or emailing us at the following address and phone number or email address: Investor Relations, Axcess International, Inc., 3208 Commander Drive, Carrollton, Texas 75006; (972) 407-6080; finance@axcessinc.com.

PROSPECTUS

AXCESS INTERNATIONAL, INC.

12,882,965 Shares Common Stock

        We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Our certificate of incorporation provides that we shall indemnify to the extent permitted by Delaware law any person whom we may indemnify there under, including our directors, officers, employees and agents. Our bylaws provide such indemnification (other than an order by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, our certificate of incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as directors.

        Our authority to indemnify our directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

        (a)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

        (e)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        (f)    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

        (h)   For purposes of this section, references to the corporation shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to such constituent corporation if its separate existence had continued.

        (i)    For purposes of this section, references to other enterprises shall include employee benefit plans; references to fines shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to serving at the request of the corporation shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation as referred to in this section.

        (j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, which will be paid by us in connection with the issuance and distribution of the securities being registered. With the exception of the registration fees and the NASD filing fee, all amounts shown are estimates.

Registration fee	$3,748.27
Blue sky fees and expenses (including legal and filing fees)	0
Printing expenses (other than stock certificates)	0
Legal fees and expenses (other than blue sky)	10,000
Accounting fees and expenses	10,000
Transfer Agent and Registrar fees and expenses	200
Miscellaneous expenses	10,000

Total	$33,948.27

Item 26. Recent Sales of Unregistered Securities

        During 2003 and the first quarter of 2004, we issued unregistered securities in connection with each of the transactions described below. The issuance of the Preferred Stock, common stock and promissory notes were exempt from the registration requirements of the Securities Act by virtue of Sections 4(2) and 4(6) thereof as a transaction not involving a public offering and made solely to accredited investors. An appropriate restrictive legend was affixed to the stock certificates and warrants.

Convertible Promissory Note

        On July 30, 2002, the Company entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 10 "units" to the investors for an aggregate purchase price of $1,000,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 25,000 shares of the Company's common stock. Each investor has agreed to not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on July 30, 2005. On each of July 30, 2003, July 30, 2004 and July 30, 2005, the investors have the option to convert one-third of the principal amount of the notes into common stock of the Company. The conversion price of the notes is initially 65% of the average closing price of a share of the Company's common stock for the 20 trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $4.00 per share and the minimum conversion price shall be $1.00 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in the Company's shares of common stock. The Company without premium or penalty may prepay the notes in whole or in part.

        During the three months ended March 31, 2004, two holders elected to convert $200,000 of their notes plus $67,785 of accrued interest into 160,959 shares of Axcess common stock, which was issued during the second quarter of 2004.

        On January 17, 2003, Axcess entered into a bridge financing agreement with ten accredited investors for the sale and issuance of 3.05 "units" to the investors for an aggregate purchase price of $305,000. Each unit consists of a convertible promissory note in the amount of $100,000 and 50,000 shares of our common stock. By agreement, each investor may not sell more than one-third of the common stock comprising the units during any calendar month. The convertible promissory notes comprising the units bear interest at an annual rate of 7% and mature on January 31, 2006. On each of

January 31, 2004, January 31, 2005 and January 31, 2006, the investors have the option to convert one-third of the principal amount of the notes into common stock of Axcess. The conversion price of the notes is initially 65% of the average closing price of a share of our common stock for the twenty (20) trading days preceding the given anniversary date of the notes. The maximum conversion price shall be $2.00 per share and the minimum conversion price shall be $0.50 per share. The conversion price will be subject to adjustment from time to time to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar change in our shares of common stock. The notes may be prepaid in whole or in part by us without premium or penalty.

        During the three months ended March 31, 2004, one holder elected to convert $6,667 of their note plus $2,301 of accrued interest into 6,546 shares of Axcess common stock, which were issued during the second quarter of 2004.

2003 Preferred Equity Offering

        We completed a $1,537,500 exempt Preferred Stock Offering during May of 2003. The Preferred Stock is designated as 2003 Preferred and each $75,000 unit consisted of 100,000 shares of Preferred Stock bearing a 7% dividend, approximately 15,000 shares of common stock and 100,000 warrants to purchase our common stock exercisable for two years at $1.00 per share. The offering also included an automatic conversion into Common Stock on a one for one basis if the closing twenty-day average stock price is over $2.00. On June 5, 2003 the closing twenty-day average was at $2.02 and the 2003 Preferred converted to 2,050,001 shares of Common Stock. In December 2003, we completed as SB-2 registration registering the common shares issued in relation to the 2003 Preferred Equity Offering.

2003B Preferred Equity Offering

        In November 2003, Axcess raised a net of approximately $2,500,000 of additional working capital through an exempt Section 4(6) and a Section 4(2) private offering of Preferred Stock to accredited institutional investors. The Preferred Stock is designated as 2003B Preferred and each $70,000 unit consists of 40,000 shares of Preferred Stock bearing a 7% dividend, 2,000 shares of common stock and 40,000 warrants to purchase Axcess' common stock exercisable for two years at $2.75 per share. Each share of Series 2003B Preferred Stock is automatically convertible into voting common stock on a share-for-share basis (i) when Axcess achieves a full quarter of positive earnings before interest, taxes depreciation and amortization or (ii) when the share price surpasses $3.75 based on the average closing per share price for the 20 trading days preceding. In connection with the 2003B Preferred Stock offering including commissions, Axcess issued 1,570,000 shares of the 2003B Preferred Stock, 157,000 shares of common stock and 1,695,000 warrants.

        In December 2003, Axcess raised a net of approximately $362,250 of additional working capital through a second closing of the 2003B Preferred. In connection with the second close of the 2003B Preferred Stock offering including commissions, Axcess issued 220,000 shares of 2003B Preferred and 240,000 warrants.

2004 Preferred Equity Offering

        During the second quarter of 2004 the Company raised a net of approximately $1,200,000 of additional working capital through an exempt Preferred Stock offering. The Preferred Stock is designated as 2004 Preferred and consists of 625,000 shares of Preferred Stock bearing a 7% dividend and 357,142 warrants to purchase the Company's common stock exercisable for two years at $3.20 per share. The offering also included an automatic conversion into common stock on a one for one basis if the closing twenty-day average stock price is over $4.00 per share or when we achieve a full quarter of profitability.

VennWorks LLC

        In December 2003, VennWorks agreed to convert the entire amount of their outstanding demand notes ($1,130,233) plus all accrued unpaid dividends ($171,240) into 1,831,332 common shares and an equal number of warrants priced at $2.75 that will expire in two years from their date of issue.

Amphion Ventures, L.P.

        Axcess reached an agreement with Amphion Ventures L.P. with regards to the notes between the Parties. Axcess was indebted to Amphion Ventures LP for $5,530,637 of principal and accrued interest. Amphion Ventures LP owed Axcess $4,711,915 of note receivable and accrued interest.    The above-described notes were set off against each other there by reducing the debt owed Amphion Ventures L.P. by Axcess to $818,722. Amphion Ventures L.P. also agreed to convert the remaining amount of demand notes and accrued interest into 294,476 common shares and an equal number of warrants priced at $2.75, that will expire in two years.

Amphion Investment, LLC

        Axcess reached an agreement with Amphion Investment L.L.C. with regards to a note executed between them for $393,787 of principal and accrued interest.     Amphion Investment L.L.C. consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007.

PV Proceeds Holdings, Inc.

        Axcess reached an Agreement to Amend Purchase Note and Payment Term with PV Proceeds Holdings, Inc. the holders of a $4.0 million of non-interest bearing note that was due December 31, 2002 and in default. PV Proceeds consented to a five-year extension of the note with an interest rate of 5% per annum from January 1, 2003 payable in full at maturity of December 31, 2007. As further consideration for entering into the agreement Axcess granted to PV Proceeds Holdings, Inc. a warrant to purchase up to 500,000 shares of common stock of Axcess. The warrants have an exercise price of two dollars ($2.00) per share and shall expire on the earlier of February 14, 2008 or forty-five days after the principal and all accrued interest of the new note is paid. Axcess has also agreed to certain provisions that would further reduce the principal amount over time.

        On October 10, 2003 PV Proceeds Holdings, Inc. elected to convert their Series 1999 Preferred Stock plus accrued dividends into 692,142 shares of Axcess common stock contingent upon a Registration Statement becoming effective within 90 days from the date hereof. On December 2, 2003, our SB-2 Registration statement went effective. PV Proceeds Holdings, Inc. has agreed to certain limitations on the sale of these shares based on our current and future share trading volumes. Allan Griebenow, President and Chief Executive Officer of Axcess is currently a board member of PV Proceeds Holdings, Inc.

JP Morgan SBIC LLC (formerly known as J.P. Morgan Investment Corporation)

        Axcess issued to JP Morgan a Senior Promissory Note ("Note") originally entered on June 25, 1997 and the last amendment was on April 12, 2002. The Note was due on December 31, 2003 and as of December 31, 2003 has an outstanding principal balance of $400,000.00 and unpaid interest thereon of $169,795.79. JP Morgan agreed to convert that amount of notes and accrued interest into 227,918 common shares.

        JP Morgan agreed to convert $28,018 of Preferred Series J (including accrued dividends) into 11,173 shares of common stock of Axcess. JP Morgan also agreed to convert $106,795 of Preferred Series I (including accrued dividends) into 42,590 shares of common stock of AXCESS.

Antiope Partners L.L.C.

        Antiope Partners L.L.C. agreed to convert $759,900 of Preferred Series I (including accrued dividends) into 303,960 shares of common stock of Axcess. Antiope Partners L.L.C. also agreed to convert $1,816,719 of Preferred Series J (including accrued dividends) into 726,688 shares of common stock of Axcess.

Jackson Hole

        Jackson Hole agreed to convert $427,300 of Preferred Series C (including accrued dividends) into 173,858 shares of common stock of Axcess. Jackson Hole also agreed to convert $170,520 of Preferred Series J (including accrued dividends) into 68,208 shares of common stock of Axcess.

Ardinger.

        Ardinger converted $516,299 of Preferred Series I and $105,623 of accrued dividends into 248,769 shares of common stock of Axcess. Ardinger also converted $20,324 of Preferred Series J and $3,795 of accrued dividends into 9,648 shares of common stock of Axcess. These shares were issued during the second quarter.

Conclusion

        As a result of the debt and preferred stock transactions, through March 31, 2004, we reduced notes payable and accrued interest by $6,278,568 and $1,420,259, respectively. We reduced Preferred stock and accrued dividends by $4,893,347 and 820,145, respectively. We issued 4,855,267 additional common shares and 2,625,808 warrants.

Item 27. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement of Form S-1 (Registration No. 2-80946)
3.2	By-laws of the Company. Incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 2-80946)
3.3
First Amendment to Certificate of Incorporation of the Company dated June 6, 1986. Incorporated herein by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1987.
3.4
Second Amendment to Certificate of Incorporation of the Company dated May 27, 1987. Incorporated herein by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1987.
3.5
Third Amendment to Certificate of Incorporation of the Company dated November 11, 1994. Incorporated herein by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).
3.6
Fourth Amendment to Certificate of Incorporation of the Company dated July 28, 1995. Incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).
3.7
Fifth Amendment to Certificate of Incorporation of the Company dated June 25, 1997. Incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).

3.8	Sixth Amendment to Certificate of Incorporation of the Company dated March 31, 1998. Incorporated herein by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated April 13, 1998.
3.9
Seventh Amendment to Certificate of Incorporation of the Company dated March 31, 1998. Incorporated herein by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K dated April 13, 1998.
3.10	Eighth Amendment to Certificate of Incorporation of the Company dated April 9, 1998. Incorporated herein by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K dated April 13, 1998.
3.11
Ninth Amendment to Certificate of Incorporation of the Company dated June 9, 1999. Incorporated herein by reference to Exhibit 3.11 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.
3.12
Certificate of Amendment of Certificate of Incorporation of the Company dated June 6, 2000. Incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2000.
4.1
Certificate of Designation of the Company's Series A, B and C Preferred Stock, dated December 27, 1995. Incorporated herein by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-3 (Registration No. 333-10665).
4.2
Certificate of Designation of the Company's Series I Preferred Stock. Incorporated herein by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.
4.3
Certificate of Designation of the Company's Series J Preferred Stock. Incorporated herein by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.
4.4
Certificate of Designation of the Company's Series 1999 Preferred Stock. Incorporated herein by reference to Exhibit 4.4 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1999.
4.5
Certificate of Designation of the Company's Series 1999 Non-Voting Preferred Stock. Incorporated herein by reference to Exhibit 4.5 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1999.
4.6
Certificate of Designation of the Company's Series 2000 Non-Voting Preferred Stock. Incorporated herein by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.
5.1	Opinion of Vial, Hamilton, Koch & Knox, LLP *
10.1	1991 Incentive Stock Option Plan, dated August 14, 1991. Incorporated herein by reference to Exhibit 10.10 to Lasertechnics' Annual Report on Form 10-KSB for the year ended December 31, 1991. +
10.2
Note Purchase Agreement dated June 25, 1997, by and among the Company, J. P. Morgan Investment Corporation and Wolfensohn Associates L.P. Incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1997.

10.3
Amendment to Notes and Note Purchase Agreement dated December 31, 1998, by and among the Company, Antiope Partners L.L.C. and J. P. Morgan Investment Corporation. Incorporated herein by reference to Exhibit 10.16 to Amendment No. 1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
10.4
Preferred Stock Purchase Agreement dated October 21, 1998 by and between the Company and Amphion Ventures L.P. Incorporated herein by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.
10.5
Form of Warrant to purchase shares of the Company's common stock issued to Antiope Partners L.L.C. and Amphion Ventures L.P. Incorporated herein by reference to Exhibit 10.20 to Amendment No. 1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
10.6
Asset Purchase Agreement dated July 15, 1999, by and between the Company and Prism Video, Inc. Incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated July 28, 1999.
10.7
Convertible Note Payable dated September 30, 1999, executed by the Company payable to Amphion Ventures L.P. in the stated principal amount of up to $6,000,000. Incorporated herein by reference to Exhibit 10.12 to the Company's Quarterly Report Form 10-QSB for the period ended September 30, 1999.
10.8
Non-Voting Common Stock Purchase Warrant dated September 30, 1999, to purchase 180,362 shares of the Company's non-voting common stock, issued to Amphion Ventures L.P. Incorporated herein by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.
10.9
Employment Agreement dated July 16, 1999, by and between the Company and Allan Griebenow. Incorporated herein by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. +
10.10	AXCESS Inc. Stock Option Plan. Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-80857). +
10.11	AXCESS Inc. Director Compensation Plan. Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-80843). +
10.12	AXCESS Inc. Non-Employee Directors' Stock Option Plan. Incorporated herein by reference to Exhibit 4. (a) to the Company's Registration Statement on Form S-8 (Registration No. 333-98160). +
10.13
Amendment No. 1 to the AXCESS Inc. 1991 Incentive Stock Option Plan dated April 26, 2000. Incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2000. +
10.14
Demand Note dated as of September 14, 2000, executed by the Company payable to incuVest LLC in the principal amount of $400,000. Incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 2000.
10.15
Senior Promissory Note dated December 14, 2000, executed by the Company payable to J.P. Morgan Investment Corporation, in the principal amount of $400,000. Incorporated herein by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.

10.16
Demand Note dated as of January 12, 2001, executed by the Company payable to incuVest LLC in the principal amount of $264,000. Incorporated herein by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.
10.17	Amended Schedule of Advances to the Demand Note dated as of January 12, 2001, executed by the Company payable to incuVest LLC in the principal amount of $264,000.
10.18
Subordinated Promissory Note dated April 30, 1999 executed by Amphion Ventures L.P. payable to the Company, in the principal amount of $4,000,000. Incorporated herein by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.
10.19
Purchase Note dated July 28, 1999 executed by the Company payable to Prism Video, Inc. and BIL Far East Holdings Limited, in the principal amount of $4,000,000. Incorporated herein by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000.
10.20	Demand Note dated as of November 14, 2001, executed by the Company payable to Amphion Ventures, L.P. in the principal amount of $200,000.
10.21	Amended Schedule of Advances to the Demand Note dated as of November 14, 2001, executed by the Company payable to Amphion Ventures, L.P. in the principal amount of $200,000.
10.22	AXCESS Inc. 2001 Incentive Plan. Incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001. +
10.23
Demand note dated as of January 25, 2002, executed by the Company payable to Amphion Investments, LLC in the principal amount of $200,000 (plus additional amounts shown on the schedule of advances to the note). Incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
10.24
Demand note dated as of February 14, 2002, executed by the Company payable to VennWorks, LLC in the principal amount of $150,000 (plus additional amounts shown on the schedule of advances to the note). Incorporated herein by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
10.25
Demand note dated as of February 28, 2002, executed by the Company payable to Amphion Ventures, LP in the principal amount of $150,000 (plus additional amounts shown on the schedule of advances to the note). Incorporated herein by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002.
10.26
Form of Bridge Financing Agreement, dated as of July 30, 2002, between the Company and certain investors. Incorporated herein by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
10.27
Senior Promissory Note, dated April 12, 2002, executed by the Company payable to J.P. Morgan Investment Corporation in the principal amount of $400,000. Incorporated herein by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.
10.28
Agreement to amend purchase note and payment terms as of December 12, 2003, executed by AXCESS and PV Proceeds holdings, Inc. Incorporated herein by reference to Exhibit 10.1 on Form 8-K filed on December 16, 2003.

10.29
Amended and restated purchase note dated as of December 12, 2003, executed by AXCESS and PV Proceeds holdings, Inc. Incorporated herein by reference to Exhibit 10.2 on Form 8-K filed on December 16, 2003.
10.30	Agreement to amend demand note dated as of December 12, 2003, executed by AXCESS and Amphion Investment LLC. Incorporated herein by reference to Exhibit 10.3 on Form 8-K filed on December 16, 2003.
10.31
Amended demand note dated as of November 30, 2003, executed by AXCESS payable to Amphion Investment LLC in the principal amount of $393,787. Incorporated herein by reference to Exhibit 10.4 on Form 8-K filed on December 16, 2003.
10.32	Letter dated November 30, 2003, from Antiope Partners LLC regarding conversion Series I Preferred Stock and accrued dividends.
10.33	Letter dated November 30, 2003, from Antiope Partners LLC regarding conversion Series J Preferred Stock and accrued dividends.
10.34	Agreement to offset and convert between Amphion Ventures L.P. and Axcess.
10.35	Agreement to convert between VennWorks LLC and Axcess.
10.36	Agreement to convert between JP Morgan SBIC and Axcess.
10.37	Letter dated December 18, 2003, from Jackson Hole regarding conversion Series J Preferred Stock and accrued dividends.
10.38	Letter dated December 18, 2003, from Jackson Hole regarding conversion Series C Preferred Stock and accrued dividends.
10.39	Advisory agreement between NVW LLC and Axcess.
14.1	Code of Ethics for Senior Financial Officers dated and approved by the Board of Director on March , 2004.
21.1	Subsidiaries of the Company.
23.1	Consent of Hein & Associates LLP. *
31.1	Certification of our President, Chief Executive Officer and Principal Executive Officer, under Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of our Vice President, Chief Financial Officer, Secretary and Principal Accounting and Financial Officer, under Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of our President, Chief Executive Officer and Principal Executive Officer, under Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of our Vice President, Chief Financial Officer, Secretary and Principal Accounting and Financial Officer, under Section 906 of the Sarbanes-Oxley Act of 2002.

99.1	Audit Committee charter.

  (b)
  Reports on Form 8-K:

Date	Description
December 16, 2003	On December 16, 2003, AXCESS International Inc. filed an 8-K outlining the completion of the balance sheet restructuring.
February 14, 2004	Amended 8-K disclosing the Pro forma financial statements of the balance sheet restructuring.
*
Filed herewith

+
Denotes management contract or compensatory plan.

(b)
Reports on Form 8-K. None.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on May 26, 2004.

AXCESS INTERNATIONAL, INC.
By:	/s/ ALLAN GRIEBENOW
Name:	Allan Griebenow
Title:	President and Chief Executive Officer (Principal executive officer)

        Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Allan Griebenow and Allan L. Frank and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to authorize, approve, sign and cause to be filed such other documents as may be necessary or appropriate to qualify the securities which are the subject of the Registration Statement for offer and sale under the Blue Sky and other applicable laws of each jurisdiction in which such securities may be offered and sold, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated, on the 26th day of May 2004.

Signature	Capacity

/s/ RICHARD C.E. MORGAN Richard C.E. Morgan	Chairman of the Board
/s/ ALLAN GRIEBENOW Allan Griebenow	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ ALLAN L. FRANK Allan L. Frank	Chief Financial Officer (Principal Accounting and Financial Officer)
/s/ PAUL J. COLEMAN, JR. Paul J. Coleman, Jr.	Director
/s/ ROBERT J. BERTOLDI Robert J. Bertoldi	Director
/s/ ROBERT F. HUSSEY Robert F. Hussey	Director